Exhibit 10.1
EQUITY PURCHASE AGREEMENT
AMONG
SEALED AIR CORPORATION
(“Buyer”)
AND
AUTOMATED PACKAGING SYSTEMS, INC.
(the “Company”)
AND
THE
SELLER PARTIES

April 30, 2019

302817571 v23
4820-3550-4776, v.12

i

5.3	Noncontravention.	40
5.4	Investment Intent; Restricted LLC Interests.	41
5.5	Sufficiency of Funds.	41
5.6	Solvency.	42
5.7	Brokerage.	42
5.8	Due Diligence Investigation.	42
ARTICLE 6 Conditions Precedent		42
6.1	Conditions to Buyer’s Obligation.	42
6.2	Conditions to the Seller Parties’ Obligation.	45
6.3	Frustration of Closing Conditions.	47
ARTICLE 7 The Closing		47
ARTICLE 8 Additional Covenants and Agreements		48
8.1	Pre-Closing Covenants and Agreements.	48
8.2	Miscellaneous Covenants.	52
8.3	No Shop.	57
8.4	Seller Release.	57
8.5	Acquired Company Engagements; Privileged Information.	58
8.6	Employee and Employee Benefit Matters.	59
8.7	Confidentiality.	63
ARTICLE 9 Tax Matters		63
9.1	Apportionment of Taxes.	63
9.2	Tax Returns.	64
9.3	Controversies.	65
9.4	Cooperation.	66
9.5	Allocation of Purchase Price.	66
9.6	Transfer Taxes.	67
9.7	Tax Sharing Agreements.	67
ARTICLE 10 Certain Definitions		67
ARTICLE 11 Construction; Miscellaneous Provisions		82
11.1	No Survival.	82
11.2	Notices.	83
11.3	Entire Agreement.	85
11.4	Modification.	85
11.5	Jurisdiction and Venue.	85
11.6	Enforcement.	85
11.7	Binding Effect.	86
11.8	Headings.	86
11.9	Number and Gender; Inclusion; Interpretation.	86
11.10	Counterparts.	87
11.11	Third Parties.	87
11.12	Disclosure Letter and Exhibits.	87
11.13	Construction.	88
11.14	Governing Law.	88
11.15	Non-Recourse.	88
11.16	No Assignments.	88

EXHIBITS:
Exhibit A:	Working Capital Calculation

ii

Exhibit B:	Form of Escrow Agreement

Exhibit C:	Representation and Warranty Policy

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EQUITY PURCHASE AGREEMENT
THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 30th day of April, 2019, among Sealed Air Corporation, a Delaware corporation (“Buyer”), Automated Packaging Systems, Inc., an Ohio corporation (the “Company”), APS Holding Company, Inc., an Ohio corporation (the “Seller”), each of the Persons identified in Section 4.2(a) of the Disclosure Letter (each, a “Stockholder,” and collectively with the Seller, the “Seller Parties”), and the Seller, in its capacity as Sellers’ Representative (“Sellers’ Representative”).
RECITALS:
Prior to the execution of this Agreement, the Stockholders formed the Seller and caused the Seller to make an election to be taxed as an “S Corporation.” Following the execution of this Agreement, the following transactions will occur in the order set forth herein: (1) the Stockholders will contribute all of the shares of capital stock in the Company to the Seller (with the result that the Company will become taxed as a “qualified subchapter S subsidiary” for federal and applicable state and local income Tax purposes); and (2) the Company will convert from an Ohio corporation to an Ohio limited liability company and change its name to Automated Packaging Systems, LLC (for the avoidance of doubt, all references in this Agreement to the Company shall include Automated Packaging Systems, Inc. and its successor Automated Packaging Systems, LLC unless expressly provided otherwise). Polyrol Packaging Systems, Inc. will also convert from an Ohio corporation to an Ohio limited liability company and change its name to Polyrol Packaging Systems, LLC. The transactions described in the preceding sentences shall, collectively, be referred to as the “Pre-Closing Transactions.”
Immediately after the occurrence of the Pre-Closing Transactions and continuing until the Closing, (i) the Stockholders will collectively hold all of the outstanding equity of the Seller and (ii) the Seller will own all of the outstanding equity of the Company, comprised of 100% of the issued and outstanding limited liability company interests of the Company (the “LLC Interests”).
Buyer will purchase from the Seller, and the Seller will sell to Buyer, the LLC Interests, upon and subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company, the Seller Parties and Sellers’ Representative, intending to be legally bound, hereby agree as set forth herein.
ARTICLE 1
Definitions
1.1    Definitions. Certain terms used in this Agreement have the meanings set forth in Article 10, or elsewhere herein as indicated in Article 10.

1.2    Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein have the meanings attributed to them under GAAP, except as may otherwise be specified herein.
ARTICLE 2
Purchase and Sale
2.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to Buyer, free and clear of any Liens, and Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to all of the LLC Interests.
2.2    Purchase Price. The aggregate purchase price (the “Purchase Price”) for all of the LLC Interests is an amount equal to:

(a)	Five Hundred Ten Million Dollars ($510,000,000);

(b)	plus an amount equal to the Closing Cash;

(c)	minus an amount equal to the Closing Indebtedness;

(d)	plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital;

(e)	minus an amount equal to the Transaction Bonuses; and

(f)	minus an amount equal to the Selling Expenses.
2.3    Estimated Purchase Price; Payments at the Closing.
(a)        At least five (5) Business Days before the anticipated Closing Date, the Company will estimate in good faith the amount of the Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses, respectively, and deliver to Buyer a certificate (the “Closing Certificate”) setting forth those estimates and the calculation of the Estimated Purchase Price, along with reasonable supporting detail, the estimates and calculations to be prepared in a manner consistent with the Accounting Policies and in accordance with the applicable definitions in this Agreement. With respect to amounts of Closing Cash, Closing Indebtedness, Selling Expenses, Transaction Bonuses and Closing Working Capital appearing on the Closing Certificate that may otherwise be expressed in a currency other than U.S. dollars, the parties agree that, in converting such amounts to U.S. dollars for inclusion on the Closing Certificate, the FX Rate will be used as of three (3) Business Days prior to the Closing Certificate Delivery Date. As used herein, “Estimated Closing Cash,” “Estimated Closing Indebtedness,” “Estimated Closing Working Capital,” “Estimated Transaction Bonuses” and “Estimated Selling Expenses” mean the estimates of the Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of the calculation that the Closing Cash is equal to the Estimated Closing Cash, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, that the Closing Working Capital is equal to the Estimated Closing Working Capital, that the Transaction Bonuses are equal to the Estimated Transaction Bonuses and that the Selling Expenses are equal to the Estimated Selling Expenses.
(b)        During the period between the delivery of the Closing Certificate and the Closing Date, at the reasonable request of Buyer, the Seller and Sellers’ Representative will, and will cause the Acquired Companies to, cause the books and records of the Acquired Companies used by the Company in the preparation of the Closing Certificate to be made available during normal business hours to Buyer and its representatives, upon reasonable advance notice. The Seller and Sellers’ Representative shall consider in good faith any comments from Buyer and shall revise the Closing Certificate to reflect any such comments that are agreed among the parties (and, in any event, shall revise the Closing Certificate to correct any manifest or clerical error); provided, that (i) for the avoidance of doubt, the Seller and Sellers’ Representative shall not be under any obligation to revise the Closing Certificate except as specifically set forth above, and (ii) any failure of Buyer to comment on the Closing Certificate prior to the Closing Date shall not preclude Buyer from exercising any other rights under this Agreement. For the avoidance of doubt, payment by Buyer of any amount set forth in the Closing Certificate shall not be deemed to be an acceptance by Buyer of the Company’s calculations in the Closing Certificate or waiver of any of Buyer’s rights under this Agreement.
(c)    Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay and deliver, or cause to be paid and delivered, the following amounts by wire transfer of immediately available funds into the account or accounts designated by each of the following recipients (which accounts are designated at least five (5) Business Days prior to the Closing Date):
(i)        the Estimated Purchase Price, less the sum of the Adjustment Escrow Amount and the Sellers’ Representative Holdback Amount (the “Closing Cash Payment”), to the Seller by means of a wire transfer to an account as directed by Sellers’ Representative (the “Sellers’ Account”);
(ii)    the Sellers’ Representative Holdback Amount to the Sellers’ Account, to be held by Sellers’ Representative for a term determined by Sellers’ Representative, in Sellers’ Representative’s reasonable discretion, to fund any post-Closing fees, expenses or other obligations of the Seller Parties or Sellers’ Representative in connection with the transactions contemplated by this Agreement (for the avoidance of doubt, the Sellers’ Representative Holdback Amount shall not be held on behalf of Buyer and shall be deemed, for all purposes, to have been paid by Buyer to the Seller at the Closing);

(iii)    the Adjustment Escrow Amount to the Escrow Agent, to be held pursuant to the terms of this Agreement and the Escrow Agreement;
(iv)    the Estimated Closing Indebtedness of the Acquired Companies identified in Section 2.3(c)(iv) of the Disclosure Letter (collectively, the “Repaid Closing Indebtedness”), on behalf of the Acquired Companies, to the Persons entitled thereto (or, at the Company’s written direction, to an Acquired Company for payment to the Persons entitled thereto);
(v)    the Estimated Selling Expenses, on behalf of the Acquired Companies, to the Persons entitled thereto (or, at the Company’s written direction, to an Acquired Company for payment to the Persons entitled thereto); and
(vi)    the Estimated Transaction Bonuses, on behalf of the Acquired Companies, to an Acquired Company for payment to the Persons entitled thereto.
2.4    Post-Closing Adjustment.
2.4.1        Adjustment Statement Preparation. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative an adjustment statement setting forth Buyer’s written, good faith determination and calculation of the amount of the Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses, respectively (the “Preliminary Adjustment Statement”), and, based on the Closing Cash, the Closing Indebtedness, the Closing Working Capital, the Transaction Bonuses and the Selling Expenses as derived therefrom, Buyer’s written, good faith determination and calculation of the Purchase Price and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement and the Final Adjustment Statement will be prepared in a manner consistent with the Accounting Policies and in accordance with the applicable definitions in this Agreement. With respect to amounts of Closing Cash, Closing Indebtedness, Selling Expenses, Transaction Bonuses and Closing Working Capital appearing on the Preliminary Adjustment Statement and the Final Adjustment Statement that may otherwise be expressed in a currency other than U.S. dollars, the parties agree that, in converting such amounts to U.S. dollars for inclusion on the Preliminary Adjustment Statement and the Final Adjustment Statement, the FX Rate will be used as of one (1) Business Day prior to the Closing Date. In preparing the Preliminary Adjustment Statement: (a) any and all effects on the assets or liabilities of any of the Acquired Companies of any financing or refinancing arrangements entered into by Buyer at any time on or after the Closing Date are to be entirely disregarded; (b) it will be assumed that the Acquired Companies and their respective lines of business are continued as a going concern; and (c) none of the plans, transactions or changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing Date with respect to any of the Acquired Companies or its or their respective business or assets, or any facts or circumstances that are unique or particular to Buyer or any assets or liabilities of Buyer, or any obligation for the payment of the Purchase Price will be taken into account.

2.4.2    Adjustment Statement Review. Sellers’ Representative, on behalf of all of the Seller Parties, will review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if Sellers’ Representative determines that either was not prepared in accordance with Section 2.4.1, Sellers’ Representative will so notify Buyer in writing no later than thirty (30) days after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement, setting forth in the notice Sellers’ Representative’s objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with reasonable particularity and the adjustments that Sellers’ Representative claims are required to be made in order to conform to the terms of Section 2.4.1, together with reasonable supporting detail for Sellers’ Representative’s objection or objections and related adjustments. Any items or amounts not specifically indicated in such written notice delivered to Buyer by Sellers’ Representative will be deemed to have been irrevocably accepted by Sellers’ Representative and will be final and binding on the parties. Buyer will cause the Acquired Companies and their respective officers, employees, agents and representatives to provide reasonable cooperation with the accountants and advisors of the Seller (including Sellers’ Representative) in the review of the Preliminary Adjustment Statement and, without limiting the generality of the foregoing, will cause the books and records of the Acquired Companies used by the Acquired Companies in the preparation of the Preliminary Adjustment Statement to be made available during normal business hours to these representatives, and will cause the necessary personnel of the Acquired Companies to reasonably assist these representatives in their review of the Preliminary Adjustment Statement, including by granting them reasonable access to the applicable books and records of the Acquired Companies, in each case, upon reasonable advance notice. The fees and expenses of the accountants and advisors retained by Sellers’ Representative will be paid by Sellers’ Representative.
2.4.3    Adjustment Statement Dispute Resolution. If Sellers’ Representative timely notifies Buyer in accordance with Section 2.4.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Sellers’ Representative are unable to resolve any disputed items or amounts through good faith negotiations within thirty (30) days after Sellers’ Representative’s delivery of the written notice of objection, then either party may elect to have the parties engage and submit any such remaining disputed items or amounts to, and the same will be finally resolved in accordance with the provisions of this Agreement by, Deloitte LLP, or if this firm is unable or unwilling to act, another nationally recognized, independent, public accounting firm mutually agreed upon by Sellers’ Representative and Buyer in writing (which does not have any material relationship with Buyer, the Seller or Sellers’ Representative) (the “Independent Accountants”). Buyer and Sellers’ Representative will have the opportunity to present in writing their positions on the disputed matters to the Independent Accountants in accordance with the requirements of this Section 2.4. The Independent Accountants will determine and report in writing to Buyer and Sellers’ Representative as to the resolution (and the basis for such resolution) of all disputed matters submitted to the Independent Accountants (including its determination of the Final Adjustment Statement, Final Post-Closing Adjustment and the components thereof, in each case to the extent in dispute) and the effect of its determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after the submission or a longer period as the Independent Accountants may reasonably require. The determinations by the Independent Accountants will be final, binding and conclusive as to Buyer, the Seller Parties, Sellers’ Representative and their respective Affiliates upon which a judgment may be rendered by a court having proper jurisdiction over the party against which the determination is to be enforced. With respect to each disputed item, the Independent Accountants will adopt a position that is either equal to Buyer’s proposed position, equal to Sellers’ Representative’s proposed position, or between the positions proposed by Buyer and Sellers’ Representative. The fees and disbursements of the Independent Accountants will be borne by the party (i.e., Sellers’ Representative (on behalf of the Seller Parties), on the one hand, and Buyer, on the other hand) that assigned an aggregate amount to items in dispute that was, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants. The Independent Accountants shall include the apportionment of its fees and disbursements in its report to Buyer and Sellers’ Representative.
2.4.4    Actuarial Adjustment.
(a)    Within 14 days (or such longer period as agreed between Buyer and Seller) following the triggering of the wind-up of the Automated Packaging Systems Pension Plan as required under Section 8.6.3, the Seller shall deliver to Buyer a statement of the assets and liabilities of the Automated Packaging Systems Pension Plan obtained from the actuary for the Automated Packaging Systems Pension Plan (the “Pension Plan Actuary”), by reference to the annuity buy out cost for all beneficiaries of such Plan in respect of their full entitlements, taking into account all legal and trust requirements, in all cases in accordance with section 75 and 75A of the Pensions Act 1995, as amended (the “Actuarial Statement”).  Upon Buyer’s request, the Seller shall provide any independent actuary designated by Buyer (the “Buyer’s Actuary”) with the Actuarial Statement and any information necessary to calculate the assets and liabilities of the Automated Packaging Systems Pension Plan in accordance with section 75 and 75A of the Pensions Act 1995, as amended. The Seller shall ensure that the Pension Plan Actuary liaises with the Buyer’s Actuary to respond to any queries raised by the Buyer’s Actuary before the Pension Plan Actuary certifies the debt due under section 75 and 75A of the Pensions Act, as amended.  For the avoidance of doubt, the Seller and Buyer shall ensure that the foregoing process coincides with the Final Post-Closing Adjustment; provided, that, in no event shall the Final Post-Closing Adjustment be completed until the Actuarial Statement is deemed final by the Pension Plan Actuary.
(b)    The Actuarial Statement, as finally approved by the Pension Plan Actuary following its liaisons with the Buyer’s Actuary, shall be final, conclusive and binding on the Seller and Buyer and shall conclusively determine the amount of Closing Indebtedness in relation to the annuity buy-out cost of the Automated Packaging Systems Pension Plan. In the event of any disagreement between the parties, either party may refer the matter to an independent actuary appointed by the President of the Institute and Faculty of Actuaries who shall determine the dispute between the parties. Each party shall bear its own costs, but the cost of the independent actuary shall be paid in equal proportions by the Seller and Buyer.
2.4.5        Final Adjustment Statement and Final Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment will become the

“Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and will become final, binding and conclusive upon Buyer, the Seller, Sellers’ Representative and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:
(a)    the mutual acceptance by Buyer and Sellers’ Representative of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with the changes or adjustments, if any, as may be proposed by Sellers’ Representative and consented to by Buyer in writing;
(b)    the expiration of thirty (30) days after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection by Sellers’ Representative in accordance with Section 2.4.2; or
(c)    the determination by the Independent Accountants of the Final Adjustment Statement, the Final-Post-Closing Adjustment and the components thereof in accordance with Section 2.4.3.
2.4.6    Adjustment of Purchase Price.
(a)    If the Purchase Price, as finally determined in accordance with this Section 2.4, is greater than the Estimated Purchase Price, then (i) Buyer will pay the amount of the Final Post-Closing Adjustment to Sellers’ Representative for the benefit of the Seller by means of a wire transfer of immediately available funds to the Sellers’ Account and (ii) Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Adjustment Escrow Amount to the Sellers’ Account in accordance with the terms of the Escrow Agreement.
(b)    If the Purchase Price, as finally determined in accordance with this Section 2.4, is less than the Estimated Purchase Price, then Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the amount of the Final Post-Closing Adjustment to Buyer from the Adjustment Escrow Amount in accordance with the terms of the Escrow Agreement; provided, that (i) if the Final Post-Closing Adjustment is less than the Adjustment Escrow Amount, Buyer and Sellers’ Representative will direct the Escrow Agent to disburse the balance of the Adjustment Escrow Amount to the Sellers’ Account and (ii) if the Final Post-Closing Adjustment exceeds the Adjustment Escrow Amount, the amount by which the Final Post-Closing Adjustment exceeds the Adjustment Escrow Amount will be paid by Sellers’ Representative (on behalf of the Seller Parties) to Buyer by means of a wire transfer of immediately available funds to an account designated by Buyer; provided, that, except in the case of Fraud, the ESOP Trust’s liability for its pro rata portion of such amount shall be limited to and only payable from the Sellers’ Representative Holdback Amount.
(c)    If the Purchase Price, as finally determined in accordance with this Section 2.4, is equal to the Estimated Purchase Price, then Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Adjustment Escrow Amount to the Sellers’ Account in accordance with the terms of the Escrow Agreement.
(d)    All payments due and payable pursuant to this Section 2.4.6 will be made no later than two (2) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.4.5. For Tax purposes, any payment by Buyer or the Seller Parties under this Agreement will be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Law.
2.4.7    Payment to the Seller. Upon payment by (or at the direction of) Buyer to the Seller of any amounts required to be delivered to the Seller in accordance with this Agreement: (a) such payments shall constitute full payment of such then-due amounts, in complete satisfaction of Buyer’s payment obligations to the Seller with respect thereto; (b) Buyer shall have no obligation or responsibility of any kind or nature to ensure that the Seller invests or properly accounts for the funds received from Buyer or to ensure that the funds are distributed to the Stockholders, or to oversee or otherwise be responsible for distribution or disbursement of such funds; and (c) Buyer shall be released, without further action by any of the parties, from all further payment obligations with respect to such payments.
2.5    Consent to Transactions. Each Seller Party and the Company hereby irrevocably consent to the transfers of the equity interests of the Company contemplated herein and in respect of the Pre-Closing Transactions (and any document entered into in connection with this Agreement or the Pre-Closing Transactions) and irrevocably waive any rights such Person may have arising from or relating to such transfers (including any rights of first refusal, co-sale or similar rights and any rights to receive notices, opinions or similar documentation in advance of or in connection with such transfers or contributions), whether arising under or pursuant to (a) any Organizational Documents of the Company or its Subsidiaries, (b) any buy-sell agreement between the Company and such Person, including any such agreement set forth on Section 2.5 of the Disclosure Letter, (c) applicable Law, or (d) any right it may otherwise have; provided, that this waiver shall not affect any rights any such party hereto may have against the other parties under this Agreement and shall not be effective if the Closing does not occur and this Agreement is terminated in accordance herewith; provided further, that the consents and waivers granted under this Section 2.5 by the ESOP Trustee are conditioned on the receipt by the ESOP Trustee of the Fairness Opinion and the Shareholder Approval Requirement under Section 6.1(f)(xiv) being satisfied.
2.6    Required Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer, the Acquired Companies, Sellers’ Representative and the Seller are entitled to deduct and withhold, as the case may be, from the consideration otherwise payable to any Person pursuant to this Agreement any amounts that are required to be deducted and withheld from the consideration under the Code, or any provision of any Tax Law. Buyer and the Acquired Companies will provide Sellers’ Representative with reasonable notice of any proposed deduction and withholding prior to making the deduction or withholding and consult in good faith with Sellers’ Representative to reduce or eliminate the amount of the deduction or withholding. To the extent that amounts are withheld, the withheld amounts will be treated for all purposes of this Agreement as having been paid in accordance with this Agreement to the Person in respect of which the deduction and withholding was made, and the withheld amounts will be delivered by Buyer, the Acquired Companies, Sellers’ Representative or the Seller, as the case may be, to the applicable Taxing Authority.
ARTICLE 3

Representations and Warranties Concerning the Transaction
Except for the information in the Disclosure Letter, each Seller Party represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it is made only as of such specific date) as follows (with the agreement that no Seller Party makes any representation or warranty in this Article 3 with respect to any other Seller Party):
3.1    Organization, Authority; Capacity and Representation.
(a)    If such Seller Party is not an individual, such Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not reasonably be expected to adversely affect the ability of such Seller Party to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Seller Ancillary Agreements. If such Seller Party is a natural person, such Seller Party is of sound mind, has the legal capacity to enter into this Agreement and the Seller Ancillary Agreements to which he or she is a party, has entered into this Agreement and will enter into the Seller Ancillary Agreements to which he or she is a party on his or her own will, and understands the nature of the obligations of him or her under this Agreement and the Seller Ancillary Agreements to which he or she is a party.
(b)    The ESOP Trust is a trust duly formed and validly existing and is intended to be a trust that is part of an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, and is intended to remain so until converted into a profit sharing plan as provided in Section 8.6.4. The ESOP Trustee has the power and authority to execute and deliver, on behalf of the ESOP Trust, this Agreement and the Seller Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder and under the ESOP Trust, subject to the fulfillment of the requirements of Section 8.6.4. The ESOP Trustee has been duly appointed by the Company to serve as the trustee of the ESOP Trust.
(c)    Each Seller Party possesses all requisite legal right, power, authority and capacity (individually, as trustee, or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Seller Party pursuant hereto and in connection with the transactions contemplated hereby (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by such Seller Party of this Agreement and the Seller Ancillary Agreements and the consummation by such Seller Party of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of such Seller Party.
3.2    Ownership of Shares. Except as set forth in the Organizational Documents (in the case of each Seller Party which is a trust), (a) each Stockholder is the sole beneficial and record owner of, and has good and marketable title to, all of the Stockholder’s Respective Shares, free and clear of all Liens (other than restrictions on transfer generally included under applicable federal and state securities Laws) and (b) the Seller (i) at the Closing will be the sole beneficial and record owner of, and will have good and marketable title to, all of the LLC Interests, free and clear of all Liens (other than restrictions on transfer generally included under applicable federal and state securities Laws) and (ii) at the Closing will have the right, authority and power to sell, assign and transfer the LLC Interests in accordance with the terms of this Agreement (subject, with respect to the ESOP, to the satisfaction of any applicable shareholder voting requirements under applicable Law and the Organizational Documents). Other than this Agreement, and the Organizational Documents, there are no outstanding contracts, commitments, understandings, arrangements or restrictions (other than restrictions on transfers generally included under applicable federal and state securities Laws), to which such Seller Party is a party or by which such Seller Party is bound pursuant to which any other Person has any option, warrant or other right to acquire any of the Stockholder’s Respective Shares or the LLC Interests, as applicable.
3.3    Execution and Delivery; Enforceability.
(a)    This Agreement has been, and each Seller Ancillary Agreement upon delivery will be, duly executed and delivered by such Seller Party and constitutes, or upon the delivery will constitute, the legal, valid and binding obligation of such Seller Party, enforceable in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).
(b)    Subject to the fulfillment of the requirements of Section 8.6.4, the execution and delivery by the ESOP Trustee of this Agreement and the Seller Ancillary Agreements to which the ESOP Trust is a party and the consummation by the ESOP Trust of the transactions consummated hereby and thereby (i) does not and will not violate the requirements of ERISA, (ii) is not a nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA), (iii) to the ESOP Trustee’s knowledge, is in the best and sole interests of the participants and beneficiaries of the ESOP, and (iv) does not and will not violate or conflict with any provision of the ESOP.
3.4    Noncontravention.
(a)    Except for the applicable requirements of the HSR Act (including the HSR Filing), and with respect to the ESOP, the applicable requirements of Section 8.6.4, neither the execution and delivery of this Agreement or any Seller Ancillary Agreement nor the consummation by such Seller Party of the transactions contemplated hereby or thereby, nor compliance by such Seller Party with any of the provisions hereof or thereof, will: (i) in the case of any Seller Party that is not a natural Person, conflict with or result in a breach of any provisions of the Organizational Documents of the Seller; (ii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both) any provision of any Law or Order applicable to such Seller Party or by which any properties or assets owned or used by the Seller Party are bound; (iii) result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of any Acquired Company pursuant to any Contract to which such Seller Party is a party or by which such Seller Party’s properties, assets or rights are bound or (iv) violate, conflict with, breach or result in a breach or default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination, modification or acceleration of any provision of, or require the offering or making of any payment or redemption under, require any notice or approval under, or otherwise adversely affect any rights of such Seller Party under, any Contract to which such Seller Party is a party or by which any of such Seller Party’s assets or properties are bound; except in each case to the extent that any such occurrence would not materially delay or impair the ability of such Seller Party to consummate the transactions contemplated by this Agreement.
(b)    Except for the applicable requirements of the HSR Act (including the HSR Filing), no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by such Seller Party in connection with: (i) the execution, delivery and performance by such Seller Party of this Agreement or any Seller Ancillary Agreement; or (ii) the compliance by such Seller Party with any of the provisions hereof or thereof or the consummation by such Seller Party of the transactions contemplated hereby or thereby.
3.5    Legal Proceedings. There is no Order, and no Proceeding, at Law or in equity, pending or, to the knowledge of such Seller Party, threatened against such Seller Party or any of its properties, assets or operations, which would prevent or materially hinder or delay the consummation of the transactions contemplated by this Agreement or otherwise prevent or materially hinder or delay such Seller Party from complying with the terms and provisions of this Agreement.
3.6    Brokerage. No Person is or will become entitled, by reason of any Contract, arrangement or understanding entered into or made by or on behalf of such Seller Party, to receive any commission, brokerage fee, finder’s fee or other similar compensation in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement, other than fees payable to William Blair & Company, L.L.C.
3.7    No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR AS MAY BE SET FORTH IN ANY SELLER ANCILLARY AGREEMENT, AS APPLICABLE, EACH SELLER PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND

OR NATURE, EXPRESS OR IMPLIED, AS TO ITS STOCKHOLDER’S RESPECTIVE SHARES OR THE LLC INTERESTS, AS APPLICABLE, AND THE CONDITION, VALUE OR QUALITY OF ANY OF THE ACQUIRED COMPANIES OR ANY OF THE ACQUIRED COMPANIES’ ASSETS, AND NO SELLER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF ANY OF THE ACQUIRED COMPANIES.
ARTICLE 4
Representations and Warranties Concerning the Acquired Companies
The Company represents and warrants to Buyer as of the date hereof and as of the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it is made only as of such specific date) as follows:
4.1    Organization and Good Standing; Authority; Enforceability.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. After the consummation of the Pre-Closing Transactions, the Company will be a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Ohio. Section 4.1(a) of the Disclosure Letter sets forth a true, correct and complete list of all Subsidiaries of the Company, including the name and jurisdiction of organization or incorporation of each Subsidiary of the Company. Each Subsidiary is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization or incorporation. Each of the Acquired Companies has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. Each of the Acquired Companies is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect or otherwise materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or the Company Ancillary Agreements. Prior to the date hereof, the Company has delivered or Made Available to Buyer a true, correct and complete copy of the Organizational Documents, as currently in effect, for each of the Acquired Companies, and no amendments thereto are pending (except to the extent contemplated by this Agreement). The Organizational Documents of each of the Acquired Companies, as delivered or Made Available to Buyer, are in full force and effect, and no Acquired Company is, and to the Company’s Knowledge, no other party is, in violation of any provision thereof.
(b)    The Company possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by the Company pursuant hereto and in connection with the transactions contemplated hereby (collectively, the “Company Ancillary Agreements”), and to consummate the transactions contemplated herein and therein.

The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company.
(c)    This Agreement has been, and each Company Ancillary Agreement upon delivery will be, duly executed and delivered by the Company and constitutes, or upon delivery will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.
4.2    Capitalization.
(a)    Capitalization of the Company. The total number of shares of capital stock which the Company has the authority to issue is Two Million (2,000,000), all of which are without par value. Of the authorized shares, a total of One Million Four Hundred Seventy Three Thousand Five Hundred Seventy One and 29/100 (1,473,571.29) Voting Common Shares are issued and outstanding (collectively, the “Shares,” and each, a “Share”), and the Shares are owned of record by the Stockholders in the respective amounts corresponding to each Stockholder’s name as set forth in Section 4.2(a) of the Disclosure Letter. After the consummation of the Pre-Closing Transactions, (x) the Seller will be the sole beneficial and record owner of, and will have good and marketable title to, all of the LLC Interests, free and clear of all Liens (other than restrictions on transfer generally included under applicable federal and state securities Laws); and (y) the Stockholders will own beneficially and of record all of the issued and outstanding shares of stock of the Seller. After the consummation of the Pre-Closing Transactions, all of the LLC Interests will have been duly authorized and validly issued, will be fully paid and nonassessable, and will have been offered, sold and issued in compliance with (i) the Organizational Documents of the Company, (ii) all applicable federal and state securities Laws and (iii) any rights (including preemptive rights, rights of first refusal and similar rights) of any Person under any provision of applicable Law, the Organizational Documents or any agreement to which the Company is a party or by which the Company is bound. Except as set forth in Section 4.2(a) of the Disclosure Letter or as contemplated by the Pre-Closing Transactions: (A) there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity of the Company; (B) there does not exist, nor is there outstanding, any right or security granted to, issued to or entered into with any Person to cause the Company to issue, grant or sell any equity of the Company to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for shares or securities convertible into or exchangeable for shares or securities of the Company, or any other similar right, security, instrument or agreement) and there is no commitment or agreement to grant or issue any such right or security; (C) there is no obligation, contingent or otherwise, of the Company to: (i) repurchase, redeem or otherwise acquire any share or other equity interests of the Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person (other than the other Acquired Companies); and (D) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders (or, after the consummation of the Pre-Closing Transactions, the sole member) of the Company are entitled to vote.
(b)    Ownership Interests of the Subsidiaries. The authorized, issued and outstanding ownership interests of each Subsidiary are as set forth in Section 4.2(b) of the Disclosure Letter. Except as set forth in Section 4.2(b) of the Disclosure Letter, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any ownership interests of any Subsidiary. There does not exist nor is there outstanding any right or security granted to, issued to, or entered into with, any Person to cause any Subsidiary to issue, grant or sell any ownership interests of that Subsidiary to any Person (including any warrant, option, call, preemptive right, convertible or exchangeable obligation, subscription for ownership interests or securities convertible into or exchangeable for ownership interests of that Subsidiary, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security. There is no obligation, contingent or otherwise, of any Subsidiary to: (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of that Subsidiary; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person (other than the other Acquired Companies). There are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which equity owners of any Subsidiary are entitled to vote. The outstanding ownership interests of each Subsidiary are owned by the applicable Acquired Company or other Person, as applicable, as set forth in Section 4.2(b) of the Disclosure Letter, free and clear of any Liens (with respect to the ownership interests owned by an Acquired Company).
4.3    Other Ventures. None of the Acquired Companies owns of record or beneficially any stock, equity or other ownership interest (or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity or similar interest) in any other Person, nor is it a partner or member in, or owner of, any other Person (other than with respect to the ownership of the Subsidiaries by the applicable Acquired Company as set forth in Section 4.2(b) of the Disclosure Letter). To the Company’s Knowledge, the India JV does not have any material (individually or in the aggregate) liabilities, Indebtedness or obligation of any kind (absolute, accrued, asserted, liquidated, due, contingent or otherwise), including any guaranty with respect to any liability, Indebtedness or obligation, except (a) as disclosed, reflected or reserved against on the balance sheet attached as Section 4.3 of the Disclosure Letter, (b) as incurred since the date of such balance sheet in the ordinary course of business, and (c) for liabilities set forth in Section 4.3 of the Disclosure Letter.
4.4    Noncontravention.
(a)    Except (i) as set forth in Sections 4.4(a) or 4.4(b) of the Disclosure Letter and (ii) for the applicable requirements of the HSR Act (including the HSR Filing), neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will: (A) conflict with or result in a breach of any provisions of the Organizational Documents of any Acquired Company; (B) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both) any provision of any Law or Order applicable to any Acquired Company or by which any properties or assets owned or used by any Acquired Company are bound; (C) result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of any Acquired Company pursuant to any Contract or Permit to which such Acquired Company is a party or by which such Acquired Company’s properties, assets or rights are bound or (D) violate, conflict with, breach or result in a breach or default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination, modification or acceleration of any provision of, or require the offering or making of any payment or redemption under, require any notice or approval under, or otherwise adversely affect any rights of an Acquired Company under, any Contract or Permit to which such Acquired Company is a party or by which any of such Acquired Company’s assets or properties are bound; except, in each case, to the extent that any such occurrence would not be material to the Acquired Companies.
(b)    Except (i) as set forth in Section 4.4(b) of the Disclosure Letter and (ii) for the applicable requirements of the HSR Act (including the HSR Filing), no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by any Acquired Company in connection with: (A) the execution, delivery and performance by the Company of this Agreement or any Company Ancillary Agreement; or (B) the compliance by the Company with any of the provisions hereof or thereof or the consummation of the transactions contemplated hereby or thereby.
4.5    Financial Statements.
(a)    The Company has Made Available to Buyer true, correct and complete copies of (i) the audited consolidated financial statements of the Acquired Companies as of and for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated financial statements of the Acquired Companies as of and for the three (3) month period ended March 31, 2019 (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 4.5(a) of the Disclosure Letter, the Financial Statements (A) are consistent in all material respects with the books and records of the Acquired Companies, (B) have been prepared in accordance with GAAP applicable as of the end date of the applicable Financial Statement, and (C) present fairly, in all material respects, the consolidated financial position of the Acquired Companies as of the dates indicated and shareholders’ equity (only with respect to the Audited Financial Statements), cash flows and the results of operations for the periods then ended, except, in each case, with respect to the Unaudited Financial Statements, for (1) normal year-end adjustments (none of which, individually or in the aggregate, are material) and (2) the absence of disclosures normally made in footnotes (that, if presented, would not differ materially from the types of disclosures included in the Audited Financial Statements). The balance sheet as of March 31, 2019, which is included in the Unaudited Financial Statements, is referred to herein as the “Acquisition Balance Sheet.”

(b)    Undisclosed Liabilities. None of the Acquired Companies has any material (individually or in the aggregate) liabilities, Indebtedness or obligation of any kind (absolute, accrued, asserted, liquidated, due, contingent or otherwise), including any guaranty with respect to any liability, Indebtedness or obligation, except (i) as disclosed, reflected or reserved against on the Acquisition Balance Sheet, (ii) as incurred since the date of the Acquisition Balance Sheet in the ordinary course of business, (iii) for liabilities under any Plan in the ordinary course of business, (iv) for liabilities arising under executory Contracts (excluding any liabilities for breach of Contract), (v) for liabilities arising under this Agreement and (vi) for liabilities set forth in Section 4.5(b) of the Disclosure Letter.
(c)    Accounts Receivable. The accounts receivable of the Acquired Companies shown on the Acquisition Balance Sheet, and the accounts receivable of the Acquired Companies outstanding on the Closing Date will, represent bona fide and valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the ordinary course of business. The reserves for accounts receivable set forth in the Acquisition Balance Sheet were calculated in accordance with GAAP applicable as of the date of the Acquisition Balance Sheet, and were determined on a basis consistent with the Accounting Policies, including the Acquired Companies’ historical methods and past practices in establishing such reserves. Subject to such reserves, each account receivable has been or will be collected in full without any set-off in the ordinary course of business. There is no contest, claim or right to set-off, other than returns and claims in the ordinary course of business, under any agreement with any obligor of any such account receivable relating to the amount or validity of such account receivable.
(d)    Inventory. The Inventory consists of a quality, quantity and condition usable for the purpose for which it was procured or manufactured and salable at customary gross-margins in the ordinary course of business, except for obsolete items, excess items or items of below-standard quality, for which adequate reserves have been provided, and reflected in the Acquisition Balance Sheet and the books and records of the Acquired Companies, in accordance with GAAP, consistently applied. All of the Inventory is owned by the Acquired Companies free and clear of any Liens (excluding Permitted Liens). Except as set forth in Section 4.5(d) of the Disclosure Letter, no Inventory is held on a consignment basis and Inventory levels are not in excess of normal operating requirements of the Acquired Companies in any material respect. The Inventory (other than goods in transit to customers or from suppliers) is located at the Real Property.
(e)    As of the Closing and subject to Buyer’s fulfillment of its obligations set forth in Section 2.3(c), no Acquired Company will have, or be liable for, any outstanding Closing Indebtedness (other than the Closing Indebtedness set forth in Section 4.5(e)(i) of the Disclosure Letter), Selling Expenses or Transaction Bonuses. Section 4.5(e)(ii) of the Disclosure Letter sets forth an estimated amount of the Indebtedness of the Acquired Companies as of the date hereof. Section 4.5(e)(iii) of the Disclosure Letter sets forth an estimated amount of Selling Expenses, calculated as if the Closing occurred on the date hereof. Section 4.5(e)(iv) of the Disclosure Letter sets forth an estimated amount of the Transaction Bonuses, calculated as if the Closing occurred on the date hereof.

4.6    Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the Disclosure Letter or as contemplated by the Pre-Closing Transactions, since December 31, 2018, (i) the Acquired Companies have operated only in the ordinary course of business, (ii) there has not occurred any change in the financial condition or results of operation of the Acquired Companies, taken as a whole, that has had or would reasonably be expected to have a Material Adverse Effect, and (iii) none of the Acquired Companies has experienced any damage, destruction or loss involving at least $100,000, individually, or $250,000, in the aggregate, whether or not covered by insurance, to any of its assets or property. Without limiting the generality of the foregoing, since December 31, 2018, except as set forth in Section 4.6 of the Disclosure Letter or as contemplated by the Pre-Closing Transactions, no Acquired Company has:
(a)    other than as required by applicable Law or GAAP, made or changed any Tax election, adopted or changed any method of accounting with respect to Taxes, changed any annual Tax accounting period or settled or compromised any material Tax liability;
(b)    made or granted (i) any material salary or compensation increase to any current employee, Contractor, director, manager or officer (in each case to the extent such Person receives salary or compensation from the Acquired Companies annually of at least One Hundred Fifty Thousand Dollars ($150,000)), (ii) any material increase of any benefit provided under any employee benefit plan, employment agreement or arrangement, including any fringe benefit plan or arrangement, or (iii) any equity or equity-based compensation award, except, in each case, (A) as required by applicable Law, (B) in accordance with existing terms of Contracts entered into prior to the date of this Agreement that have been Made Available to Buyer prior to the date of this Agreement or (C) bonuses paid to Persons in connection with the transactions contemplated by this Agreement and that are being treated as Transaction Bonuses;
(c)    granted any severance, enhanced redundancy (over and above statutory entitlements) or termination payment, or made any loans or advances, to any current employee, Contractor, director, manager or officer of such Acquired Company, in each case, outside the ordinary course of business;
(d)    except as required to reflect legal requirements or avoid adverse Tax consequences to the Acquired Companies or to any employees of the Acquired Companies, amended or terminated any existing Plans or adopted any new Plans;
(e)    merged or consolidated with any other Person or invested in, loaned to or made an advance (except for loans or advances to its employees or officers for business expenses or on an intercompany basis with another Acquired Company, in each case incurred in the ordinary course of business consistent with past practice) or capital contribution to, or otherwise acquired any capital stock or business of any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions;
(f)    amended or provided any waiver with respect to its Organizational Documents;

(g)    sold, assigned or transferred any tangible or intangible property or assets having a book value, in any individual case, in excess of Five Hundred Thousand Dollars ($500,000), except for sales of Inventory in the ordinary course of business consistent with past practice and except for Permitted Liens;
(h)    purchased or leased, or has committed to purchase or lease, any tangible or intangible property or assets, or authorized any capital expenditures or commitments for capital expenditures, of any asset for an amount in excess of Five Hundred Thousand Dollars ($500,000) individually, except for purchases of Inventory and supplies in the ordinary course of business consistent with past practice;
(i)    entered into, amended, modified or terminated any existing Material Contract or any Contract that would constitute a Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of that Material Contract);
(j)    authorized the issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its equity securities or any securities convertible, exercisable or exchangeable for equity securities, granted phantom stock or other similar rights with respect to its equity securities or otherwise adjusted, split, combined, subdivided or made any change with respect to its capital structure, or made any dividends or distributions in respect of any outstanding equity securities except in cash;
(k)    declared, set aside or paid any dividends or distributions (other than in cash), or purchased or redeemed any of their respective outstanding equity securities;
(l)    incurred any Indebtedness (excluding trade payables, intercompany amounts and borrowings under the existing credit facility(ies) of the Acquired Companies) or assumed, guaranteed, or endorsed the Indebtedness of any other Person;
(m)    canceled any debt owed to it or released any claim possessed by it, other than in the ordinary course of business;
(n)    commenced, settled or compromised any Proceeding that resulted or would reasonably be expected to result in a loss to any Acquired Company of more than One Hundred Thousand Dollars ($100,000);
(o)    mortgaged, pledged or subjected to any Lien, other than Permitted Liens or Liens that will be released at or prior to Closing, any of its properties or assets;
(p)    entered into any employment contract with any employee who receives compensation from the Acquired Companies annually of at least One Hundred Fifty Thousand Dollars ($150,000) or Collective Bargaining Agreement (other than at-will employment arrangements in the ordinary course of business);

(q)    entered into any Material Contract with any Related Person (excluding employment agreements in the ordinary course of business) or modified in any material respect the terms of any such existing Material Contract, in each case, outside the ordinary course of business;
(r)    granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by the Acquired Companies (other than non-exclusive licenses or sublicenses granted in the ordinary course of business);
(s)    changed in any material respect its accounting policies or practices, in each case relating to accounting or matters affecting the amount of Working Capital (including, for example, changes to the timing of its collections and payments to vendors), except as required by Law or by GAAP; or
(t)    entered into any executory commitment, agreement or undertaking to do any of the foregoing (other than this Agreement).
4.7    Taxes. Except as set forth in Section 4.7 of the Disclosure Letter:
(a)    At all times from the date of its election, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code. Immediately upon the Pre-Closing Transactions, the Company will become a “disregarded entity” for U.S. federal and applicable state and local income Tax purposes (as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code owned by the Seller), and upon the conversion of the Company from a corporation to a limited liability company, the Company will continue to be a “disregarded entity” for U.S. federal and applicable state and local income Tax purposes (as a single member limited liability company that had not made an election to be taxed as an association). The Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since its formation, and the Seller will be an S corporation at all times up to and through the Closing Date. The Company has not (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Section 4.7(a) of the Disclosure Letter indicates as to each of the Subsidiaries whether such Subsidiary has at all times since its formation and organization been properly classified as a (A) disregarded entity under Section 301.7701-2 of the Treasury Regulations or (B) validly electing qualified subchapter S subsidiary within the meaning of Sections 1361 and 1362 of the Code.
(b)    All Tax Returns required to be filed by, or including, the Seller or the Acquired Companies have been properly and timely filed (taking into account applicable extensions of time to file), and all of those Tax Returns (including information provided therewith or with respect thereto) are true, correct, accurate and complete in all material respects. All Taxes owed (or required to be remitted) by any of the Seller or any Acquired Company (whether or not reflected as due on any Tax Return) have been fully and timely paid, other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings, and for which, in each case, adequate reserves have been established on the Acquisition Balance Sheet or in the books and records of the Acquired Companies.
(c)    There are no Tax claims, audits or proceedings by any Taxing Authority pending or, to the Company’s Knowledge, threatened in writing in connection with any Taxes due from or with respect to the Seller or any of the Acquired Companies.
(d)    There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of any of the Acquired Companies.
(e)    There are not currently in force any waivers or agreements binding upon any of the Acquired Companies for the extension of time or statute of limitations within which to file any Tax Return or for the assessment or payment of any Tax for any taxable period, and no request for any waiver or extension is currently pending.
(f)    Each of the Seller and the Acquired Companies has properly withheld or collected, and timely paid to the applicable Taxing Authority, all Taxes required to have been withheld or collected and paid, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any Person.
(g)    None of the Acquired Companies is a party to or bound by any Tax allocation, sharing, reimbursement or similar agreement.
(h)    No Acquired Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Acquired Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.
(i)    Since January 1, 2016, neither the Seller nor any Acquired Company has distributed shares of another Person, or has had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(j)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or before the Closing Date, (ii) prepaid amount received on or before the Closing Date, (iii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar agreement with any Taxing Authority), (iv) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (v) election under Section 108(i) of the Code.
(k)    Section 4.7(k) of the Disclosure Letter (i) identifies any Tax Returns that have been or are currently subject to a Tax audit since January 1, 2016, and (ii) lists all Tax rulings and similar determinations requested or received by the Seller or any Acquired Company since January 1, 2016.
(l)    Since January 1, 2016, neither the Seller nor any Acquired Company has received written notice that any claim has been made by any Governmental Authority in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.
4.8    Employees.
(a)    Except as set forth in Section 4.8(a) of the Disclosure Letter, there are no, and since January 1, 2016, there have been no, pending, or to the Company’s Knowledge, threatened Proceedings by or on behalf of any current or former employee or Contractor of any of the Acquired Companies (other than routine claims for benefits and for matters that can be or have been resolved for less than Fifty Thousand Dollars ($50,000) individually).
(b)    The Acquired Companies have Made Available to Buyer a list, as of April 27, 2019 (the “Employee Listing”), of all employees of the Acquired Companies, which list correctly reflects: (i) their names (provided that with respect to employees in Europe, only employee initials are provided) and dates of hire, (ii) the Acquired Company at which they are employed, (iii) their position, full-time or part-time status, including each Acquired Company employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable Law, (iv) their annual base salary or hourly wage rate, as applicable, and bonus, and (v) other than for employees in Asia and Latin America, a breakdown of compensation by category for calendar year 2018.
(c)    Section 4.8(c) of the Disclosure Letter contains a list of all the current Contractors of the Acquired Companies as of the date of this Agreement and, for each, the Acquired Company with whom the Contractor is engaged, such individual’s compensation, the initial date of such individual’s engagement and the material terms of the engagement. The Acquired Companies do not engage any personnel through third-party agencies.
(d)    The Acquired Companies are, and since January 1, 2016 have been, in compliance in all material respects with all applicable Laws respecting labor and employment, including, but not limited to, termination of employment, enforcement of labor laws, unfair labor practices, discrimination in employment, sexual harassment and other harassments, terms and conditions of employment, notice to employees regarding employment terms, worker classification (including the proper classification of workers as independent contractors and the proper classification of any employee as exempt from overtime pay), engagement of Contractors, wages, pay stubs, hours of work, overtime hours, meal and rest periods and days, occupational safety and health and employment practices, immigration (including the Immigration Reform and Control Act and the U.K. Immigration Act 2016), the Family Medical and Leave Act of 1993, the Americans with Disabilities Act of 1990, and the Age Discrimination in Employment Act of 1967. There are no material pending claims against the Acquired Companies under any workers’ compensation plan or policy or for long term disability.

(e)    The Acquired Companies have provided to Buyer true, correct and complete in all material respects copies of standard forms (which, for the avoidance of doubt, are customized as needed on an employee by employee or Contractor by Contractor basis) of each of the following, to the extent they exist: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current Contractors, (iv) all forms of confidentiality, non-competition or inventions agreements between employees and Contractors hired on or after January 1, 2016 and the Acquired Companies, (v) a management organization chart(s) as of April 26, 2019, (vi) copies of all employee manuals and handbooks, all Acquired Company policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the employees and Contractors of the Acquired Companies, and (vii) a written summary of all material unwritten employment policies, practices and customs of the Acquired Companies. Since January 1, 2016, except as set forth in Section 4.8(e) of the Disclosure Letter, all former and current employees and Contractors have signed agreements with an Acquired Company (either an offer letter, employment agreement, or an independent contractor or consulting agreement, and also a confidentiality, non-competition and/or inventions assignment agreement, in the form of agreement Made Available to Buyer in the “Project Golden Flash” data room hosted by Intralinks under document number 5.4.2.4 (with respect to U.S. employees)) and no such Person is engaged by the Acquired Companies without a written contract.
(f)    None of the Acquired Companies is, or has ever been, a party to any Collective Bargaining Agreement nor, to the Company’s Knowledge, are any employees of the Acquired Companies represented by a labor union or is there pending or underway any union organizational activities or proceedings with respect to employees of any of the Acquired Companies. There is no, and since January 1, 2016 there has not been any, labor strike, slowdown, lockout or stoppage pending or, to the Company’s Knowledge, threatened against any of the Acquired Companies. There is no, and since January 1, 2016 has not been, any labor dispute involving the employees of an Acquired Company pending or, to the Company’s Knowledge, threatened against any Acquired Company. No Collective Bargaining Agreement is being negotiated by any Acquired Company, and, to the Company’s Knowledge, no Acquired Company has a duty to bargain with any labor organization. There is no charge or complaint against any Acquired Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Company’s Knowledge, threatened.
(g)    To the Company’s Knowledge, no employee or Contractor of an Acquired Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer or other Person relating to the right of any such employee to be employed, or Contractor to be engaged, by the Acquired Company. Except as set forth in Section 4.8(g) of the Disclosure Letter, to the Company’s Knowledge, no executive of an Acquired Company has given notice of the termination of his or her employment to such Acquired Company. Except as set forth in Section 4.8(g) of the Disclosure Letter or as required by applicable Law (including the U.K. Employment Rights Act 1996), the employment of each of the employees of the Acquired Companies is “at will”. None of the Acquired Companies have: (i) entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment or engagement to any present or former employee or Contractor of an Acquired

Company, or (ii) to the Company’s Knowledge, promised or otherwise provided any assurances to any present or former employee or Contractor of the Acquired Companies of any terms or conditions of employment with Buyer following the Closing.
(h)    Each Acquired Company is, and since January 1, 2016 has been, in compliance in all material respects with the WARN Act, or any similar state or local applicable Law. During the last three (3) years, (i) no Acquired Company has effectuated a “plant closing” (as defined in the WARN Act) or collective redundancies (as defined in the TULRC Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of an Acquired Company, and (iii) no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law. Except as set forth in Section 4.8(h) of the Disclosure Letter, no Acquired Company has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the date of this Agreement. During the twelve (12) month period immediately preceding the date of this Agreement, no Acquired Company has (A) given notice of any redundancies to the relevant Secretary of State, (B) started consultations with any trade union or appropriate representatives under the TULRC Act or (C) failed to comply with any obligations under the TULRC Act. During the three year period immediately preceding the date of this Agreement, no Acquired Company has entered into any Contract or arrangement which involved it being a party to a relevant transfer within the meaning of the U.K. Transfer of Undertakings (Protection of Employment) Regulations 2006.
4.9    Employee Benefit Plans and Other Compensation Arrangements.
(a)    Set forth in Section 4.9(a)(i) of the Disclosure Letter is a list of (a) all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (b) all other severance pay, salary continuation, bonus, incentive, stock option, phantom equity, stock appreciation rights, welfare, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, agreements or arrangements of any kind, and (c) each employment agreement providing for annual compensation in excess of One Hundred Fifty Thousand Dollars ($150,000) or for employment on a term other than at-will, in each case with respect to which any of the Acquired Companies currently is the sponsor or is obligated to make contributions under the plan terms (collectively, the “Plans”). The Company has Made Available to Buyer, to the extent applicable to a particular Plan, true, correct, and complete copies of (i) each governing Plan document and all amendments thereto, summary plan description and summary of material modifications with respect thereto, and each employee handbook that is currently in effect; (ii) any related trust, insurance contract or other written funding arrangement; (iii) a written summary of the material terms of each Plan that is not set forth in writing; (iv) the most recent favorable determination or opinion letter for each Plan that is intended to be qualified under Section 401(a) of the Code; (v) a copy of the three most recent Form 5500 Annual Report/Return for each Plan that is subject to ERISA’s Form 5500 reporting requirements; and (vi) all filings under the IRS Employee Plans Compliance Resolution System program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.
(b)    Except as set forth in Section 4.9(b) of the Disclosure Letter:
(i)    no Acquired Company is or has been the sponsor of, and no Acquired Company is or has been obligated to make contributions under, a “multiemployer plan” (as defined in Title I or Title IV of ERISA), a plan subject to Title IV of ERISA or a multiple employer plan (within the meaning of Section 413(c) of the Code, and no Acquired Company has incurred any liability with respect to any such plan on account of being a member of the same controlled group of corporations as any other entity within the meaning of Section 414(b) of the Code, being under common control with any other entity, within the meaning of Section 414(c) of the Code, being a member of the same affiliated service group as any other entity, within the meaning of Section 414(m) of the Code, or otherwise being required to be aggregated with any other entity pursuant to Section 414(o) of the Code (each such entity, an “ERISA Affiliate”);
(ii)    each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and is so qualified in all material respects, except that no representation is made with respect to any formal qualification requirement with respect to which the remedial amendment period under Section 401(b) of the Code has not yet expired;
(iii)    all of the Plans have been operated in compliance in all material respects with their respective terms and all applicable Laws (provided, that no representations or warranties are made with respect to any amendment to any Plan required by Section 8.6.4), and all contributions required under the terms of the Plans or applicable Laws have been timely made;
(iv)    except with respect to the Transaction Bonuses or the ESOP, or as otherwise provided herein, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, disregarding any termination of employment which may occur on or after the Closing, will (A) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer, Contractor, or employee of the Acquired Companies from the Acquired Companies under any Plan or otherwise, (B) materially increase any benefits otherwise payable under any Plan or (C) result in any acceleration of the timing of payment, vesting or funding of any such benefits to any material extent;
(v)    none of the Plans provides medical benefits to any retired Person, or any current employee of any of the Acquired Companies following that employee’s retirement or other termination of employment, except as required by applicable Law (including Section 4980B of the Code and corresponding provisions of ERISA);

(vi)    there are no pending, or to the Company’s Knowledge, threatened actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, as applicable, or otherwise involving any such Plan (other than routine claims for benefits);
(vii)    each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance in all material respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder;
(viii)    no Acquired Company is required to gross up or reimburse a payment to any employee, officer, director or Contractor for Taxes incurred under Sections 4999 or 409A of the Code;
(ix)    no Acquired Company has made any payment, is obligated to make any payment, including any payments pursuant to this Agreement, or is a party to (or a participating employer in) any contract that could obligate the Acquired Company to make any payment that constitutes or would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of Law);
(x)    no Acquired Company has engaged, nor to the Company’s Knowledge has any other party engaged, in any “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Plan that is not exempt under Section 408 of ERISA and regulatory guidance thereunder;
(xi)    with respect to each Plan that is a group health plan, (A) the Company and its ERISA Affiliates have complied in all material respects with the health care continuation provisions of Section 4980B of the Code and corresponding provisions of ERISA, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and PPACA; (B) neither the Company nor any of its ERISA Affiliates have incurred any material liability under Section 4980 of the Code or the excise tax or penalty provisions of PPACA; and (C) the Company and its ERISA Affiliates have calculated the hours of service for employees of the Acquired Companies in accordance with Section 4980H of the Code and the regulations thereunder, and maintained appropriate documentation thereof, and properly documented and reported health insurance coverage information in compliance with Sections 6055 and 6056 of the Code, in each case in all material respects; and
(xii)    in all material respects, all contributions, premiums and other payments due or required to be paid to (or in respect of) each Plan have been paid on or before their due date; or, if not yet due, a reasonable and sufficient amount has been accrued for contributions to or payments under each Plan for the current plan year and there are no back contributions due from any Acquired Company.
(c)    With respect to the U.K., except as set forth in Section 4.9(c) of the Disclosure Letter:

(i)    apart from the U.K. Pension Plans, there is no Contract, scheme or arrangement (including any undertaking related to the same) under which any of the Acquired Companies has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of any present or former employee, director or manager or any of their respective dependents;
(ii)    except with respect to the Automated Packaging Systems Pension Plan, no Acquired Company is, or at any time in the prior twelve (12) months has been, an associate of or connected with (within the meaning of Section 51 Pensions Act 2004) any employer in relation to any occupational pension scheme, other than any scheme to which sections 38 to 56 Pensions Act 2004 do not apply;
(iii)    except with respect to the Automated Packaging Systems Pension Plan, (A) the benefits payable under the U.K. Pension Plans consist exclusively of money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993) and (B) none of the Acquired Companies contributes to any defined benefit arrangement;
(iv)    no contribution notice or financial support direction under the Pensions Act 2004 has been issued to any Acquired Company or, to the Company’s Knowledge, to any other Person in respect of the U.K. Pension Plans and there is no fact or circumstance likely to give rise to any such notice or direction;
(v)    no act, omission or other event in relation to the U.K. Plans has been reported and no other claim, complaint or report has been made to the Pensions Regulator (as defined in Section 1 of the Pensions Act 2004) under Section 69 or 70 of the Pensions Act 2004, the Pensions Ombudsman, Financial Services Ombudsman, the Pensions Advisory Service or the Pension Protection Fund;
(vi)    each of the Acquired Companies has complied in full with its automatic enrollment obligations as required by the Pensions Act 2008 and associated legislation; no notice, fine or other sanction has been received from the Pensions Regulator; and to the Company’s Knowledge no instance of non-compliance with the automatic enrollment obligations has been notified to the Pensions Regulator in respect of any of the Acquired Companies;
(vii)    each of the U.K. Pension Plans is a registered pension scheme as defined in section 150(2) of the Finance Act 2004 and there is no reason why (A) such classification as a registered pension scheme could be withdrawn or (B) HM Revenue and Customs may de-register the scheme;
(viii)    no debt has become due in relation to the Automated Packaging Systems Pension Plan pursuant to section 75 or 75A Pensions Act 1995 (as amended), such Plan is fully funded on the section 75 and section 75A Pensions Act 1995 (as amended) annuity buy-out basis and none of the Acquired Companies are party to any withdrawal agreement;

(ix)    no Acquired Company is or has been a party to, nor knowingly assisted in, an act or a deliberate failure to act to prevent (A) the recovery of any debt amount due, or potentially due, relating to any occupational pension scheme under section 75 Pensions Act 1995, (B) such a debt from becoming due, or (C) the compromise or settlement of such a debt or the reduction of the amount of such a debt due, or which would otherwise become due;
(x)    every current and former employee of the Acquired Companies was offered membership into each applicable Plan as of the date he or she became entitled and no back contributions are owed by any Acquired Company with respect to the U.K. Pension Plans;
(xi)    none of the Acquired Companies has an obligation to any current or former employee or officer as a result of a previous business transfer or otherwise to provide any (A) enhanced benefits on retirement, (B) rights to early retirement, or (C) other enhanced rights, including pension rights on redundancy; and
(xii)    the Company has Made Available the trust deed and rules governing the Automated Packaging Systems Pension Plan and information regarding the current contribution rates of the Company to the U.K. Pension Plans together with a copy of the current schedule of contributions in relation to the Automated Packaging Systems Pension Plan.
(d)    Except to the extent otherwise contemplated herein, the ESOP constitutes an “employee stock ownership plan” under Section 4975(e)(7) of the Code and the regulations promulgated thereunder and Section 407(d)(6) of ERISA and the regulations promulgated thereunder. Section 4.9(d)(i) of the Disclosure Letter contains a list which is accurate in all material respects of all participants in the ESOP, including active employees, former employees, beneficiaries of deceased participants and alternate payees, and the number of Shares allocated to each such individual’s account under the ESOP, in each case as of December 31, 2018. Section 4.9(d)(ii) of the Disclosure Letter sets forth each loan or other extensions of credit between the ESOP and any other Person that is currently outstanding; any such prior loans or extensions of credit not listed in Section 4.9(d)(ii) of the Disclosure Letter have been satisfied in full. Any such loans or extensions of credit satisfied the requirements of an exempt loan within the meaning of Section 4975(d)(3) of the Code and Treasury Regulation Section 54.4975-7(b) during the period that the respective loan or extension of credit remained outstanding and unpaid in full. All of the Shares held by the ESOP Trust are allocated to ESOP participants’ accounts or (except to the extent utilized to pay off any loan or extension of credit) will be allocated to participants’ accounts at or prior to Closing or in connection with the termination of the ESOP. All contributions to the ESOP due with respect to periods ending on or prior to the Closing have been timely made, and all such contributions that are not yet due will be made prior to the Closing.
4.10    Permits; Compliance with Laws.

(a)    Each of the Acquired Companies is, and since January 1, 2016 has been, in compliance in all material respects with all applicable Laws (including with respect to each Acquired Company’s property and assets). Except as set forth in Section 4.10(a) of the Disclosure Letter, no Acquired Company has, since January 1, 2016, received any written (or, to the Company’s Knowledge, oral) notice from any Governmental Authority alleging that any Acquired Company is not in compliance (other than de minimis noncompliance) with any Law or Order applicable to such Acquired Company or the conduct of its businesses.
(b)    Section 4.10(b) of the Disclosure Letter sets forth a true, correct and complete list of all material licenses, permits, registrations, permanent certificates of occupancy, authorizations and certificates from any Governmental Authority that are required under applicable Law with respect to the operation of the businesses of the Acquired Companies as currently conducted (“Permits”). Except as set forth in Section 4.10(b) of the Disclosure Letter, the Acquired Companies hold and are, and since January 1, 2016 have held and have been, in compliance in all material respects with, all Permits. There is no Proceeding pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the termination, revocation or suspension or material amendment or restriction of any Permit or the imposition of any material fine, penalty or other sanctions for violation of any Law relating to any Permit.
4.11    Real and Personal Properties.
(a)    Section 4.11(a) of the Disclosure Letter contains a list of all Owned Real Property. The applicable Acquired Company has good, marketable and insurable fee title to the Owned Real Property free and clear of all Liens, other than Permitted Liens.
(b)    Section 4.11(b) of the Disclosure Letter identifies all of the real property used pursuant to leases, subleases, licenses, concessions or similar agreements (collectively, the “Leases”) by any of the Acquired Companies (collectively, the “Leased Real Property”). Prior to the date hereof, the Company has Made Available to Buyer a true and complete copy of each Lease, as in effect as of the date hereof, and any amendments, assignments or material correspondence relating thereto. The applicable Acquired Company’s interest in the leasehold interests is free and clear of all Liens, other than Permitted Liens.
(c)    Each applicable Acquired Company holds a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. All of the Leases are in full force and effect and enforceable by the Acquired Company which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions. No Acquired Company or, to the Company’s Knowledge, landlord, is in material breach of or in material default under any Lease.
(d)    Except as set forth in Section 4.11(d) of the Disclosure Letter, there are no leases, subleases, assignments, occupancy agreements or similar items granting any party, other than the applicable Acquired Company, the right of use or occupancy of any of the Real Property.

(e)    No Acquired Company has received written notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting the Real Property or any portion thereof or interest therein, and to the Company’s Knowledge, no such proceeding has been threatened against the Real Property. No Acquired Company has received any written notice that the current use and occupancy of the Real Property violates any Law in any material respect. No Acquired Company has received written notice of any pending assessments or other material payments due with respect to any Real Property, other than as set forth in the associated Lease with respect to a Leased Real Property. Each of the Owned Real Properties and, to the Company’s Knowledge, the Leased Real Properties, is in good and working order for operation and use thereof in the ordinary course of the associated Acquired Company’s business as currently conducted (normal wear and tear excepted). There are no material capital improvements (as opposed to repairs) required with respect to the Owned Real Property or, to the Company’s Knowledge, the Leased Real Property, by any Acquired Company, except those for which adequate accruals or reserves have been established on the Financial Statements (or on the Acquired Companies’ books and records if after the date of the Financial Statements) and as reflected on the applicable Acquired Company’s budget for the most recent fiscal year. Prior to the date hereof, the Company has Made Available to Buyer copies of all title, environmental, property condition, insurance, geotechnical, or survey reports generated since January 1, 2016 in the Company’s possession or control with respect to the Real Property.
(f)    The Owned Real Property and the Leased Real Property constitute all real property used by any of the Acquired Companies in association with their ordinary course of business as currently conducted.
(g)    An Acquired Company has good and valid title to, or a valid leasehold interest in or otherwise has the right to use the tangible personal properties and assets (including machinery and equipment) material to the operation of the business of the Acquired Companies, as currently conducted, free and clear of all Liens (the “Company Assets”), except for Liens identified or described in Section 4.11(g) of the Disclosure Letter and Permitted Liens. The Company Assets which, taken as a whole, are material to the conduct of the business of the Acquired Companies as currently conducted, are in working condition and repair for their age and intended use, normal wear and tear excepted.
4.12    Intellectual Property.
(a)    Section 4.12(a) of the Disclosure Letter sets forth a true, correct and complete list of all patents, registered trademarks, registered copyrights, domain names and applications for any of the foregoing, and all material proprietary Software or firmware, in each case owned by an Acquired Company specifying as to each item, as applicable: (i) the title of the item; (ii) the owner of the item; (iii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (iv) the issuance, registration or application numbers (“Company IP Registrations”). All assignments of Company IP Registrations to an Acquired Company have been properly executed and recorded. With respect to each item of Intellectual Property required to be identified in Section 4.12(a) of the Disclosure Letter and except as expressly set forth in Section 4.12(a) of the Disclosure Letter:

(A) each Acquired Company possesses all right, title and interest in and to such item, free and clear of any Liens except for Liens identified or described in Section 4.11(g) of the Disclosure Letter and Permitted Liens; (B) such item is not subject to any Order; (C) no Proceeding is pending or, to the Company’s Knowledge, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of such item; (D) such item is valid and enforceable; and (E) all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Acquired Companies.
(b)    Section 4.12(b) of the Disclosure Letter sets forth a listing of all licenses (excluding Off-the-Shelf Software) pursuant to which any of the Acquired Companies is a party either as a licensee or licensor and any other Contracts under which any of the Acquired Companies grants or receives any rights to Intellectual Property or resolves any disputes relating thereto (the “Licenses”).
(c)    The Acquired Companies are the sole and exclusive owner of all right, title and interest in and to the Company Intellectual Property. Each item of Company Intellectual Property will be owned by Buyer or its Subsidiary (including any Acquired Companies that become Subsidiaries) and each item of Company Licensed Intellectual Property will be available for use immediately following the Closing on the same terms and conditions as they were immediately prior to the Closing.
(d)    Except as set forth in Section 4.12(d) of the Disclosure Letter, the Acquired Companies own, free and clear of all Liens, except for Liens identified or described in Section 4.11(g) of the Disclosure Letter and Permitted Liens, and have valid and enforceable rights in the Company Intellectual Property. To the Company’s Knowledge, the Acquired Companies have valid and enforceable rights and licenses to use all Company Licensed Intellectual Property. The Company Intellectual Property together with the Company Licensed Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Acquired Companies’ business as it is currently being conducted.
(e)    Except as set forth in Section 4.12(e) of the Disclosure Letter, or in connection with applications for patent protection, no Company Intellectual Property that is a Trade Secret has been disclosed by the Acquired Companies to any Person other than employees, consultants or Contractors of the Acquired Companies pursuant to an executed confidentiality agreement between the Acquired Company and the Person to whom the Trade Secret was disclosed.
(f)    The Acquired Companies have taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such confidential information has been made or, to the Company’s Knowledge, threatened against the Acquired Companies since January 1, 2016. To the Company’s Knowledge, there has been no: (i) unauthorized disclosure of any third party confidential information in the possession, custody or control of the Acquired Companies, or (ii) breach of the Acquired Companies’ security procedures wherein proprietary or confidential information of any other Person has been disclosed to a third Person in an unauthorized manner.
(g)    The conduct of the Acquired Companies’ business as conducted since January 1, 2016 and the products and services of the Acquired Companies do not infringe or violate, or constitute a misappropriation of any Intellectual Property rights of any Person. Section 4.12(g) of the Disclosure Letter lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required by, or is available for license to, an Acquired Company), received by an Acquired Company since January 1, 2016 alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Acquired Company from any manufacturer, reseller, distributor, customer, user or any other Person. To the Company’s Knowledge, no Person (including any current or former employee or independent contractor of an Acquired Company) is infringing, violating or misappropriating any of the Company Intellectual Property. With respect to the matters set forth under item 2 of Section 4.12(g) of the Disclosure Letter, (i) the parties thereto have executed a Settlement Agreement, which remains in full force and effect, pursuant to which no Acquired Company has any material ongoing obligations, liabilities or Indebtedness, (ii) the resolution of such matters, including the entering into such Settlement Agreement, has not, in any material respect, impaired the use or, as applicable, ownership of any of the Acquired Companies’ Intellectual Property, and (iii) such Settlement Agreement settled all disputes by the other parties against the Acquired Companies and all related litigation was dismissed with prejudice.
(h)    The Acquired Companies have Made Available to Buyer a true, correct and complete copy of each standard form of (i) employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision, (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision, or (iii) confidentiality or nondisclosure agreement. To the extent that any work or invention included in Company Intellectual Property has been developed or created by an employee or a consultant, Contractor or other Person for the Acquired Companies, (x) such employee created such work within the scope of his or her employment for the Acquired Companies, and (y) each Acquired Company has a written agreement with such employee, consultant, Contractor or other Person with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property in such work or invention by operation of law or by valid assignment.
(i)    Except as listed in Section 4.12(i) of the Disclosure Letter, each Acquired Company has not (i) incorporated Open Source Materials into any Company Software, and (ii) distributed Open Source Materials in conjunction with any Company Software, in an OSS Triggering Manner.
(j)    The Company systems that are owned or used by the Acquired Companies are sufficient for the current needs of the Acquired Companies’ businesses as they are currently conducted. Except as set forth in Section 4.12(j) of the Disclosure Letter, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting the Company systems since January 1, 2016, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of the Company systems or the conduct of the Acquired Companies’ businesses or (ii) loss, destruction, damage, or material harm of or to the Acquired Companies or their operations, personnel, property, or other assets. The Acquired Companies (x) maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities and (y) act in compliance in all material respects therewith. There have been no unauthorized intrusions or breaches of the security of the information technology systems owned or controlled by the Acquired Companies since January 1, 2016.
(k)    Neither the Acquired Companies nor any other Person acting on their behalf, respectively, has disclosed or delivered to any third Person, or permitted the disclosure or delivery to any escrow agent of, any source code for any Company Software. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by the Acquired Companies or any other Person acting on its or their behalf, respectively, to any third Person of any source code for any Company Software.
(l)    None of the Acquired Companies are a member of, or party to, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
4.13    Contracts.
(a)    Section 4.13(a) of the Disclosure Letter sets forth a listing as of the date hereof of all of the currently effective Contracts of the following types to which any of the Acquired Companies is a party or by which any material assets of any of the Acquired Companies are bound or are subject:
(i)    Contracts which create a required future payment obligation of or to any Acquired Company in excess of One Hundred Fifty Thousand Dollars ($150,000) in any calendar year (excluding in all cases purchase orders or sales orders entered into in the ordinary course of business);
(ii)    Contracts or group of related Contracts, other than purchase or sales orders entered into in the ordinary course of business, with any Material Customer or Material Supplier which are not terminable by the applicable Acquired Company upon ninety (90) days or less advance notice;
(iii)    partnership, joint venture or other similar type of Contracts involving a sharing of profits or losses with any other Person;
(iv)    instruments for borrowed money (including any indentures, guarantees, loan agreements, sale and leaseback agreements, mortgages, pledges,

hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing obligations);
(v)    employment, non-competition or confidentiality Contracts with any employee who receives salary and bonus in excess of Three Hundred Thousand Dollars ($300,000) per annum;
(vi)    Contracts with another Person materially limiting or restricting (or purporting to materially limit or restrict) the ability of any Acquired Company to (A) enter into or engage in any market or line of business or in any geographic area or during any period of time or (B) solicit or hire any Person;
(vii)    Contracts with a Material Customer prohibiting the prices that any Acquired Company may charge for its products or services, including any “most favored nation” pricing provisions;
(viii)    Contracts pursuant to which any Acquired Company is a lessor or a lessee of any personal property, except for any personal property leases under which the aggregate annual rent or lease payments do not exceed One Hundred Thousand Dollars ($100,000) and which are not terminable by the applicable Acquired Company upon ninety (90) days or less advance notice;
(ix)    other than Contracts for the sale of Inventory in the ordinary course of business, Contracts for the sale, assignment, transfer or other disposition of assets involving a purchase price (in a single transaction or a series of related transactions) in excess of Five Hundred Thousand Dollars ($500,000) and under which any Acquired Company has any continuing liability or obligation;
(x)    Contracts with employees or Contractors not included in subsection (v) providing for severance, retention, change in control or other similar payments;
(xi)    Contracts with any Related Person;
(xii)    Contracts or group of related Contracts, other than purchase orders entered into in the ordinary course of business, which involve commitments to make capital expenditures by any Acquired Company from any one Person in excess of Five Hundred Thousand Dollars ($500,000) in any consecutive twelve (12) month period after the date hereof and which are not terminable by that Acquired Company upon ninety (90) days or less advance notice;
(xiii)    Contracts under which any Acquired Company has made advances or loans to any other Person, other than employee loans in the ordinary course of business;

(xiv)    Contracts for the acquisition by any Acquired Company of any operating business or material assets or equity securities of any other Person, pursuant to which any Acquired Company has any material ongoing obligations with respect to indemnification, purchase price adjustment or an earn-out, contingent consideration or similar Contingent Obligations;
(xv)    Collective Bargaining Agreements or any other Contracts with any labor union, labor organization or similar employee representative relating to employees of any Acquired Company; and
(xvi)    Contracts, arrangements or understandings to enter into any of the foregoing.
(b)    Correct and complete copies of each Contract required to be identified in Section 4.13(a) of the Disclosure Letter, including amendments thereto (collectively, with the Leases and Licenses, the “Material Contracts”), have been Made Available to Buyer. All of the Material Contracts are in full force and effect and are enforceable against the Acquired Company that is a party thereto and, to the Company’s Knowledge, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions. Each of the Acquired Companies (as the case may be), and, to the Company’s Knowledge, each other party thereto, has performed in all material respects all obligations required to be performed by it pursuant to the Material Contracts. The Acquired Companies are not and, to the Company’s Knowledge, no other party to any such Material Contract is in breach or violation, in any material respect, of, or default in any material respect under, and no event has occurred which with notice or the passage of time or both would constitute such a breach or default by the Acquired Companies or, to the Company’s Knowledge, any other party, or are alleged in writing (or to the Company’s Knowledge, orally) by the counterparty thereto to have breached or to be in default, in each case, in any material respect, under any Material Contract. No Acquired Company has received any written (or to the Company’s Knowledge, oral) notice of cancellation or termination in connection with any Material Contract.
4.14    Litigation.
(a)    Except as set forth in Section 4.14(a) of the Disclosure Letter: (i) there are no Proceedings, at Law or in equity, pending or, to the Company’s Knowledge, threatened, against any of the Acquired Companies or their properties, assets or operations; and (ii) since January 1, 2016, there have not been any Proceedings, at Law or in equity, pending or, to the Company’s Knowledge, threatened, against any of the Acquired Companies or their properties, assets or operations in which the claim thereunder involved more than Two Hundred Fifty Thousand Dollars ($250,000). The Acquired Companies have not received written notice of any investigation by or before any Governmental Authority, which, in each case, if determined adversely to the Acquired Companies, would (i) cause losses exceeding, or that would reasonably be expected to exceed, Two Hundred Fifty Thousand Dollars ($250,000) or (ii) result in any injunctive or other equitable relief being granted against the Acquired Companies. There is no Proceeding pending, or to the Company’s Knowledge, threatened, against any Acquired

Company seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
(b)    None of the Acquired Companies is, or since January 1, 2016 has been, subject to any Order or is in material breach or violation of any Order.
4.15    Insurance. Section 4.15 of the Disclosure Letter sets forth a true, correct and complete listing of all insurance policies or binders currently owned, held by or applicable to any of the Acquired Companies (or their respective assets or business) (each an “Insurance Policy” and collectively the “Insurance Policies”). Except as would not be material to any of the Acquired Companies, all of the Insurance Policies are in full force and effect and all premiums that are due and payable with respect thereto have been paid. No Acquired Company has received any written notice of cancellation, non-renewal or material premium increase with respect to any such Insurance Policy nor has the termination of any such Insurance Policy been threatened in writing. A copy of each Insurance Policy has been Made Available to Buyer. There are no outstanding claims involving more than One Hundred Thousand Dollars ($100,000) in any individual circumstance pending under any of such Insurance Policies. There is no material claim pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy.
4.16    Environmental Matters. Except as set forth in Section 4.16 of the Disclosure Letter:
(a)    Since January 1, 2014, there has been no generation, Treatment, Storage, Environmental Release, Disposal (or arrangement for Disposal), handling, or transport of, or exposure of any Person to, any Hazardous Material at, on, under or from any Real Property or by any Acquired Company, and there are no facts, conditions, or circumstances relating to any Acquired Company, any Real Property, or any other real property owned or leased by any Acquired Company or its predecessors that would reasonably be expected to give rise to an Environmental Claim, in each case, except as would not reasonably be expected to result in material liability on the part of any Acquired Company under Environmental Laws.
(b)    Each Acquired Company is, and at all times since January 1, 2014 has been, in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by each Acquired Company of all Permits required under applicable Environmental Laws, and material compliance with the terms and conditions thereof).
(c)    Except for matters that have been fully resolved, since January 1, 2014, no Acquired Company has received any written, or to the Company’s Knowledge, oral notice, from any Governmental Authority or any Person claiming that any Acquired Company is, or may be, in violation of any Environmental Law or any Permit, or is liable or potentially liable for personal injury or property damage or for any other costs, expenses, or liabilities related to Hazardous Materials or Environmental Laws.
(d)    No Acquired Company has assumed any liability contractually of any other Person, and no Acquired Company has any material liability, under Environmental Laws.

(e)    No material capital expenditures are presently proposed, authorized or required to be incurred by any Acquired Company for the purposes of complying with Environmental Laws or Permits required under Environmental Laws.
(f)    Neither this Agreement nor the transactions contemplated herein will result in any obligation to provide notification to, or obtain the consent of, any Person or any obligation to perform site investigation or cleanup, pursuant to any “transaction-triggered” or “responsible party transfer” Environmental Laws.
(g)    The Company has Made Available to Buyer true, correct and complete copies of all material reports, studies, investigations, audits, Permits and other material documents prepared since January 1, 2014 with respect to the current or former business, assets, properties (including any Real Property), or facilities of the Acquired Companies (or their predecessors) and relating to Environmental Laws, Permits or Hazardous Materials, that are in the possession, custody or reasonable control of any Acquired Company.
4.17    Related Party Transactions. Except as set forth in Section 4.17 of the Disclosure Letter, no present or former officer, director, manager, shareholder, member, owner or Affiliate of any Acquired Company, or (a) any Affiliate of such Person, (b) member of the immediate family of such a Person or (c) to the Company’s Knowledge, any entity in which any such Person covered above owns any beneficial interest (each a “Related Person”): (i) owes any amount to any Acquired Company, nor does any Acquired Company owe any amount to, or has any Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any payments to, and reimbursement of fees and expenses of, employees, directors and officers of the Acquired Companies in the ordinary course of business); (ii) owns any material property, asset or right, tangible or intangible, that is used by any Acquired Company; (iii) has any claim or cause of action against any Acquired Company, other than claims for accrued compensation, benefits or expense reimbursement arising in the ordinary course of employment; or (iv) is a party to any Contract with any Acquired Company. No Related Person (provided, that with respect to clauses (a), (b) and (c) above, to the Company’s Knowledge, no such Person) owns, directly or indirectly, whether on an individual or joint basis, any interest (other than passive investments involving ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended) in, or serves as an executive officer, manager or director of, any Material Customer or Material Supplier.
4.18    Product Warranty. All of the products designed, manufactured, sold, leased, assembled, installed or delivered by or on behalf of the Acquired Companies have conformed in all material respects with all applicable contractual warranty commitments, product specifications, safety requirements of the Acquired Companies, Laws and all express and, to the extent applicable, implied warranties of the Acquired Companies, and the Acquired Companies do not have any outstanding and unperformed material liability for replacement or repair thereof or other damages in connection therewith. Except for claims in the ordinary course of business or as set forth in Section 4.18 of the Disclosure Letter, (a) there are no material product warranty claims currently pending or, to the Company’s Knowledge, threatened against any of the

Acquired Companies and (b) there have been no material product warranty claims made against any of the Acquired Companies since January 1, 2018.
4.19    Material Customers and Suppliers. Section 4.19 of the Disclosure Letter sets forth a listing of the top twenty (20) customers of the Acquired Companies (on a consolidated basis) in terms of aggregate sales (the “Material Customers”) and the top twenty (20) suppliers of the Acquired Companies in terms of aggregate purchases (the “Material Suppliers”), in each case for each of the twelve (12) month period ended December 31, 2018. Except as set forth in Section 4.19 of the Disclosure Letter, since December 31, 2018, none of the Material Customers or Material Suppliers have delivered to the Acquired Companies any written (or to the Company’s Knowledge, oral) notice that (a) cancelled, materially modified or otherwise terminated its relationship with any Acquired Company, (b) informed the Acquired Companies of an intention to cancel, materially modify or otherwise terminate or materially alter its relationship with any Acquired Company, (b) in the case of Material Customers, materially decreased its purchases of the products of the Acquired Companies or (c) in the case of Material Suppliers, materially decreased the goods or services provided to the Acquired Companies.
4.20    Brokerage. No Person is or will become entitled, by reason of any Contract, arrangement or understanding entered into or made by or on behalf of any of the Acquired Companies, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement, other than fees payable to William Blair & Company, L.L.C.
4.21    Trade Regulation.
(a)    Neither the Acquired Companies, nor to the Company’s Knowledge, anyone acting on their behalf, has at any time:
(i)    violated, or engaged in any activity, practice or conduct which would violate the FCPA or any other applicable Anti-Corruption Laws;
(ii)    paid, offered, given, promised to pay, or authorized the payment of any money or anything of value corruptly to or for the benefit of any “foreign public official” (as such term is defined in the FCPA) or other Person, for the purpose of (A) influencing the recipient to act or refrain from acting, (B) inducing the recipient to use his or her influence or position to affect any act or decision, in order to obtain or retain business for, direct business to, or secure an improper advantage for, any Acquired Company; or
(iii)    been or is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other Anti-Corruption Laws.
(b)    The Acquired Companies have conducted their business and transactions in all material respects in accordance with applicable economic sanctions, import laws, and export controls, including: the Export Administration Regulations, 15 C.F.R. Part 730, et seq.;

the Foreign Assets Control Regulations, 31 C.F.R. Part 500, et seq.; the International Traffic in Arms Regulations, 22 C.F.R. Part 120-130; and other regulations administered by BIS; OFAC; the U.S. Department of State, Customs and Border Protection, and all other applicable import/export regulations in countries in which the Acquired Companies conduct business. Without limiting the foregoing:
(i)    the Acquired Companies have obtained all applicable Export Approvals;
(ii)    the Acquired Companies have been and are in compliance in all material respects with the terms of all applicable Export Approvals;
(iii)    there are no pending Proceedings or, to the Company’s Knowledge, threatened claims against the Acquired Companies with respect to such Export Approvals; and
(iv)    no Export Approvals for the transfer of export licenses to the Acquired Companies are required, except for such Export Approvals that can be obtained without material cost.
(c)    Neither the Acquired Companies, nor any of their directors, managers, officers, employees or agents (provided that with respect to employees and agents for purposes of clause (i) below, to the Company’s Knowledge) are or have been a person, or owned or controlled by, or acting on behalf of, a Person that is or was:
(i)    organized, incorporated, established, located, resident, or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or any other country embargoed or subject to substantial trade restrictions by a Governmental Authority in any jurisdiction in which the Acquired Companies operate; or
(ii)    identified on any U.S. Restricted Person List or any comparable list of parties subject to trade restrictions and/or sanctions imposed or administered by any governmental entity in any jurisdiction in which the Acquired Companies operate.
(d)    The Acquired Companies are and have been in compliance in all material respects with the U.S. anti-boycott laws and regulation, and to the Company’s Knowledge, the Acquired Companies have not engaged in activities that may cause them to be, subject to any material penalties, sanctions, or loss of tax benefits.
4.22    Privacy and Security.
(a)    The Acquired Companies comply in all material respects with all applicable Laws, including U.S. federal and state Laws and Laws of the United Kingdom and

European Union (including the EU General Data Protection Regulation (EU) 2016/679), relating to privacy or data security (collectively, “Privacy Laws”) and their own published policies relating to privacy or data security, including with respect to personally identifiable information, sensitive personal information, sensitive financial information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”).
(b)    The Acquired Companies post all policies with respect to the matters set forth in Section 4.22(a) on their websites in conformance with Privacy Laws. Since January 1, 2016, the Acquired Companies’ collection, use, retention and dissemination of Personal Information (or sensitive non-personally identifiable information) complies in all material respects with, and has not in any material respect violated (i) any Contract to which any Acquired Company is a party, (ii) any Privacy Laws and (iii) the Acquired Companies’ own policies. Since January 1, 2016, no Acquired Company has received any written (or, to the Company’s Knowledge, oral) notice from any Governmental Authority that it is under investigation for a violation of any Privacy Law, nor, since January 1, 2016, has any Acquired Company received any written (or to the Company’s Knowledge, oral) notice, alleging any breach of security by or on behalf of any Acquired Company with respect to its improper use, disclosure or access to any Personal Information (or sensitive non-personally identifiable information) in its custody, possession or control.
(c)    To the Company’s Knowledge, there has been no material data security breach of the Acquired Companies’ computer systems or networks, or unauthorized use or disclosure of any Personal Information (or sensitive non-personally identifiable information), owned, used, stored, received or controlled by or on behalf of the Acquired Companies since January 1, 2016.
(d)    The Acquired Companies have required and require all third Persons to which it provided or provides access to Personal Information (or sensitive non-personally identifiable information) to maintain the privacy and security of such information, including by contractually obliging such third Persons to protect such information from unauthorized access by, or disclosure to, any unauthorized third Persons.
(e)    No Acquired Company is subject to any contractual requirements, privacy policies or other legal obligations (including Privacy Laws) that, following the Closing, would prohibit Buyer from receiving and using any Personal Information (or sensitive non-personally identifiable information). No Acquired Company is the owner or host of any database that is subject to a registration or notification requirement with any Governmental Authority.
4.23    No Additional Representations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3, AS APPLICABLE, THIS ARTICLE 4 OR AS MAY BE EXPRESSLY SET FORTH IN ANY COMPANY ANCILLARY AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF THE ACQUIRED COMPANIES OR ANY OF THE ACQUIRED COMPANIES’ ASSETS AND NEITHER THE COMPANY, ANY OF THE OTHER ACQUIRED COMPANIES, ANY SELLER PARTY NOR SELLERS’ REPRESENTATIVE

MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF ANY OF THE ACQUIRED COMPANIES.
ARTICLE 5
Representations and Warranties of Buyer
Buyer represents and warrants to the Company and the Seller Parties as of the date of this Agreement and the Closing Date (except to the extent that any representation or warranty speaks as of a specific date, in which case it is made only as of such specific date) as follows:
5.1    Organization; Authorization.
(a)    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated. Buyer is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties requires it to be so qualified or licensed, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a material adverse effect on Buyer or otherwise materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Agreements.
(b)    Buyer possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by Buyer pursuant hereto and in connection with the transactions contemplated hereby (collectively, the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized (by all requisite corporate action or otherwise) on the part of Buyer.
5.2    Execution and Delivery; Enforceability. This Agreement has been, and each Buyer Ancillary Agreement upon delivery will be, duly executed and delivered by Buyer and constitutes, or upon delivery will constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except as enforcement may be limited by the Enforceability Exceptions.
5.3    Noncontravention.
(a)    Except (i) as set forth in Section 5.3(a) or 5.3(b) of the Buyer Disclosure Letter and (ii) for the applicable requirements of the HSR Act (including the HSR Filing), neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will: (A) conflict with or result in a breach of any provisions of the Organizational Documents of Buyer; (B) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both) any provision of any Law or Order applicable to Buyer or by which any properties or assets owned or used by Buyer are bound; (C) result in the creation of any Lien (other than a Permitted Lien) on any property, asset or right of any Acquired Company pursuant to any material Contract to which Buyer is a party or by which Buyer’s properties, assets or rights are bound or (D) violate, conflict with, breach or result in a breach or default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination, modification or acceleration of any provision of, or require the offering or making of any payment or redemption under, require any notice or approval under, or otherwise adversely affect any rights of Buyer under, any material Contract to which Buyer is a party or by which any of Buyer’s assets or properties are bound.
(b)    Except as set forth in Section 5.3(b) of the Buyer Disclosure Letter, other than the applicable requirements of the HSR Act (including the HSR Filing), no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority is required to be obtained or made by Buyer in connection with: (i) the execution, delivery and performance by Buyer of this Agreement or any Buyer Ancillary Agreement; or (ii) the compliance by Buyer with any of the provisions hereof or thereof or the consummation by Buyer of the transactions contemplated hereby or thereby.
5.4    Investment Intent; Restricted LLC Interests. Buyer is acquiring the LLC Interests solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the LLC Interests or dividing its participation herein with others. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the LLC Interests and to make an informed investment decision with respect to that purchase. Buyer is an “accredited investor” within the meaning of Rule 501 promulgated under the 1933 Act. Buyer has had the opportunity as it has deemed adequate to obtain from the Acquired Companies any information as is necessary to permit Buyer to evaluate the merits and risks of investment in the Acquired Companies. Buyer understands and acknowledges that: (a) none of the LLC Interests have been registered or qualified under the 1933 Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the LLC Interests constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the LLC Interests are traded or tradable on any securities exchange or over-the-counter; and (d) none of the LLC Interests may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to those LLC Interests and qualification in accordance with any applicable state securities Laws becomes effective or unless registration and qualification is inapplicable, or an exemption therefrom is available.
5.5    Sufficiency of Funds. Buyer has and will continue to have readily available funds sufficient to consummate the transactions contemplated by this Agreement and each Buyer Ancillary Agreement, and Buyer understands that its obligations hereunder are not in any way contingent or otherwise subject to the consummation of any financing arrangements or obtaining any financing.
5.6    Solvency. Assuming that (a) the representations and warranties of the Acquired Companies and the Seller Parties contained in this Agreement are complete and correct in all material respects, (b) that the Acquired Companies and the Seller Parties are in compliance in all material respects with their respective covenants set forth in this Agreement and (c) satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement, or waiver of such conditions, immediately after giving effect to the transactions contemplated by this Agreement, Buyer and each of the Acquired Companies: (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured) and (ii) will have adequate capital with which to engage in its business. In completing the transactions contemplated by this Agreement, Buyer does not intend to hinder, delay or defraud any present or future creditors of Buyer or the Acquired Companies.
5.7    Brokerage. Except as set forth in Section 5.7 of the Buyer Disclosure Letter, no Person is or will become entitled, by reason of any Contract, arrangement or understanding entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.
5.8    Due Diligence Investigation. Buyer has had an opportunity to discuss the business, management, operations and finances of the Acquired Companies with their respective officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Acquired Companies. Buyer has conducted its own independent investigation of the Acquired Companies. Buyer acknowledges that no current or former shareholder, director, officer, employee, affiliate or advisor of any of the Acquired Companies has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Articles 3 and 4. The parties acknowledge and agree that nothing in this Section 5.8 will apply to, prevent, limit or otherwise affect in any way whatsoever Buyer’s right to make any claim in respect of Fraud.
ARTICLE 6
Conditions Precedent
6.1    Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the closing of the transactions contemplated in this Agreement is subject to the satisfaction or waiver (by Buyer in writing), at or before the Closing, of the following conditions set forth in this Section 6.1:
(a)    any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement (and any extension thereof) has expired or been terminated, and all filings, authorizations and approvals and consents set forth in Section 6.1(a)

of the Disclosure Letter have been made with or obtained, as required, from all applicable Governmental Authorities (the “Antitrust Approvals”);
(b)    no Proceeding is pending before any Governmental Authority that seeks to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no Order with respect thereto is in effect;
(c)    (i) the Fundamental Representations of each Seller Party contained in Article 3 and of the Company contained in Article 4 (excluding the Fundamental Representations set forth in Section 4.9(d)) are accurate, true and correct in all respects (other than de minimis breaches or inaccuracies) on and as of the date of this Agreement and the Closing Date with the same force and effect as if made as of the Closing Date (other than those Fundamental Representations made as of a specific date, which will be accurate, true and correct as of that date); (ii) all other representations and warranties of the Seller Parties and the Company contained in this Agreement, including the Fundamental Representations set forth in Section 4.9(d), (without giving effect to any materiality or Material Adverse Effect qualification or exception, or words of similar import) shall be accurate, true and correct on and as of the date of this Agreement and the Closing Date with the same force and effect as if made as of the Closing Date (except if such representations and warranties expressly speak to a specific date, such representations and warranties shall be accurate, true and correct as of such earlier date), except for any breaches or inaccuracies of any such representations and warranties that do not constitute a Material Adverse Effect; (iii) the Seller Parties and the Company have performed and complied with, or caused to have been performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed by the Seller Parties or the Company prior to the Closing; and (iv) Buyer has received a certificate executed by an officer of the Company, dated as of the Closing Date, representing that each of the conditions specified above in clauses (i), (ii) and (iii) is satisfied;
(d)    no Material Adverse Effect has occurred since the date of this Agreement;
(e)    (i) the Pre-Closing Transactions have been consummated at least one (1) Business Day prior to the Closing Date and (ii) Buyer has received documents reflecting the consummation of the Pre-Closing Transactions;
(f)    Buyer has received the following:
(i)    an instrument of assignment of limited liability company interests in form and substance sufficient to transfer to Buyer ownership of the LLC Interests, free and clear of any Liens (other than restrictions expressly imposed by the Organizational Documents of the Seller or generally included under applicable federal and state securities Laws);
(ii)    the share certificates or equivalent for the securities of each Acquired Company other than the Company, in the name of the registered holder;

(iii)    the written resignation, effective as of the Closing, of the directors, managers and non-employee officers of the Acquired Companies;
(iv)    payoff letters in a commercially reasonable form with respect to the Repaid Closing Indebtedness, which letters provide for the dollar amount required to repay in full all of the Repaid Closing Indebtedness and for the termination and release of all Liens relating to the Repaid Closing Indebtedness following satisfaction of the terms contained in the payoff letters;
(v)    a non-foreign person affidavit, in a form reasonably acceptable to Buyer, satisfying the requirements of Code Section 1445 executed by the Seller;
(vi)    a certificate of good standing (or its equivalent) as of the most recent practicable date from the Secretary of State (or its equivalent) where each Acquired Company is incorporated or organized;
(vii)    the certificate described in Section 6.1(c)(iv);
(viii)    counterparts to the Restrictive Covenant Agreements, duly executed by each Seller Party (other than the ESOP);
(ix)    a counterpart signature page to the Escrow Agreement, duly executed by Sellers’ Representative;
(x)    a copy of the Fairness Opinion;
(xi)    each of the third-party consents set forth in Section 6.1(f)(xi) of the Disclosure Letter in a form reasonably acceptable to Buyer, each of which shall be in full force and effect on the Closing Date;
(xii)    A duly executed termination agreement by and between the Company and its Affiliates (if applicable) and William Blair & Company, L.L.C. with respect to the termination of the investment banking engagement of William Blair & Company, L.L.C. and any and all payments due in connection therewith;
(xiii)    a copy of a USB drive containing a true, complete and correct copy of the virtual data site for Project Golden Flash (including the Golden Flash Clean Room) hosted on Intralinks as of the date hereof;
(xiv)    when combined with the approvals evidenced by the execution of this Agreement by the Stockholders other than the ESOP, evidence that a sufficient number of shares of Seller held by the ESOP are voted (through, as applicable, any pass-through voting procedure required by Section 409(e) of the Code) in favor of the transactions contemplated herein such that any requirement under the Organizational Documents and applicable Law with respect to the approval of such transactions by Seller’s shareholders is satisfied (the “Shareholder Approval Requirement”);

(xv)    copies of the incorporation or formation documents of each Acquired Company, certified by the applicable Secretary of State or equivalent as of a recent date;
(xvi)    those deliverables related to the foreign Acquired Companies set forth on Section 6.1(f)(xvi) of the Disclosure Letter;
(xvii)    evidence, in a commercially reasonable form, that (A) the Promissory Note (APS/ESOP) in the original principal amount of $6,930,982, issued by the Trustees of the ESOP to the Company on September 29, 2010 and (B) the ESOP Non-Recourse Promissory Note in the original principal amount of $16,542,186, issued by the ESOP to the Company on December 12, 2017 have been satisfied in full;
(xviii)    a lease agreement between the Company and Realty Five, Ltd., an Ohio limited partnership (the “Landlord”), for the Company’s leased premises located at 13555 McCracken Road, Garfield Heights, Ohio, consistent with the terms of that certain Lease Term Sheet, dated as of the date hereof, between the Company and the Landlord (the “Lease Term Sheet”), duly executed by the Company and the Landlord;
(xix)    the preparation, and agreement as to the contents (as further described in Section 8.1.7 hereof), of the Repair List (as such term is defined under the Lease Term Sheet) and evidence that those repairs set forth on the Repair List that were undertaken to be completed by the Landlord prior to the Closing have been completed to Buyer’s reasonable satisfaction;
(xx)    evidence provided by the Acquired Companies’ payroll processor reasonably satisfactory to Buyer that any liabilities in respect of the Terminating Plans owing to the participants in the Terminating Plans have been paid in full;
(xxi)    a duly executed termination agreement by and between the Company and Hershey Lerner, terminating that certain Consulting Agreement, dated November 1, 2018, by and between the Company and Hershey Lerner, in form and substance reasonably satisfactory to Buyer; and
(xxii)    evidence that the Company has sold all of the equity it holds in Sun Life Financial, Inc.
Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, will be in form and substance reasonably satisfactory to Buyer.
6.2    Conditions to the Seller Parties’ Obligation. The respective obligations of the Seller Parties to consummate the closing of the transactions contemplated in this Agreement are subject to the satisfaction or waiver (by Sellers’ Representative in writing), at or before the Closing, of the following conditions set forth in this Section 6.2:

(a)    any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement (and any extension thereof) has expired or been terminated, and all Antitrust Approvals have been made with or obtained, as required, from all applicable Governmental Authorities;
(b)    no Proceeding is pending before any Governmental Authority that seeks to restrain, delay, prohibit, invalidate, set aside or impose any conditions upon the Closing, in whole or in part, and no Order with respect thereto is in effect;
(c)    (i) the Fundamental Representations of Buyer contained in Article 5 are accurate, true and correct in all respects (other than de minimis breaches or inaccuracies) on and as of the date of this Agreement and the Closing Date with the same force and effect as if made as of the Closing Date (other than those Fundamental Representations made as of a specific date, which will be accurate, true and correct as of that date); (ii) all other representations and warranties of Buyer contained in this Agreement (without giving effect to any materiality or material adverse effect qualification or exception, or words of similar import) shall be accurate, true and correct on and as of the date of this Agreement and the Closing Date with the same force and effect as if made as of the Closing Date (except if such representations and warranties expressly speak to a specific date, such representations and warranties shall be accurate, true and correct as of such earlier date), except for any breaches or inaccuracies of any such representations and warranties that do not constitute a material adverse effect for Buyer; (iii) Buyer has performed and complied with, or caused to have been performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed by Buyer prior to the Closing; and (iv) Sellers’ Representative has received a certificate executed by an officer of Buyer, dated as of the Closing Date, representing that each of the conditions specified above in clauses (i), (ii) and (iii) is satisfied;
(d)    Buyer has delivered, or cause to have been delivered, (i) the Closing Cash Payment to the Sellers’ Account and (ii) the Adjustment Escrow Amount to the Escrow Agent, in each case in accordance with Section 2.3;
(e)    the ESOP Trustee has received the Fairness Opinion with respect to the transactions contemplated by this Agreement;
(f)    Buyer has paid on behalf of the Seller or the Acquired Companies, as applicable, or caused to have been paid on behalf of the Seller or the Acquired Companies, as applicable, the Repaid Closing Indebtedness, the Estimated Transaction Bonuses and the Estimated Selling Expenses in accordance with Section 2.3;
(g)    the Shareholder Approval Requirement has been satisfied; and
(h)    Sellers’ Representative has received the following:
(i)    a certificate of good standing as of the most recent practicable date from the Secretary of State where Buyer is incorporated;

(ii)    the certificate described in Section 6.2(c)(iv);
(iii)    counterparts to the Restrictive Covenant Agreements, duly executed by Buyer; and
(iv)    a counterpart to the Escrow Agreement, duly executed by Buyer and the Escrow Agent.
Any agreement or document to be delivered to Sellers' Representative pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, will be in form and substance reasonably satisfactory to Sellers' Representative.
Notwithstanding the foregoing, nothing in this Section 6.2 shall limit the ESOP Trustee, in the exercise of its fiduciary duties under ERISA, in taking or refusing to take any action as may be required by ERISA or the Code.
6.3    Frustration of Closing Conditions. None of the Company, Buyer or the Seller Parties may rely on the failure of any condition set forth in Article 6 to be satisfied if such failure was caused by such party’s failure to comply with its obligations under this Agreement.
ARTICLE 7
The Closing
Unless this Agreement is earlier terminated pursuant to Section 8.1.4, the consummation of the transactions contemplated herein (the “Closing”) will take place on the date that is no later than the first (1st) Business Day of the calendar month that starts immediately following the second (2nd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) and will take place by email exchange of relevant signature pages, deliveries and other documents as described herein (with originals, as applicable, to follow via regular or overnight mail), unless Buyer and Sellers’ Representative otherwise mutually agree. The date on which the Closing actually occurs is the “Closing Date.” The transfers and deliveries described in Article 6 are mutually interdependent and regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no one transfer or delivery becomes effective or is deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 also have occurred or been waived in writing by the party entitled to the transfer or delivery, it being understood that Sellers’ Representative has the authority to waive, on behalf of the Seller Parties or any Seller Party, any delivery required at or before the Closing by Buyer. Notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”); provided, however, that Transaction Bonuses, Selling Expenses, and Closing Indebtedness (and other similar amounts) actually paid on the Closing Date or economically borne by the Seller and paid by Buyer or an Acquired Company (at the direction of the Seller) on the Closing Date, and any Tax deductions related thereto, shall be allocated to the Seller for income tax purposes to the extent permitted by applicable Law. For purposes of passage of title and risk of loss, the effective time is the actual time of the Closing, as described in this Article 7.
ARTICLE 8
Additional Covenants and Agreements
8.1    Pre-Closing Covenants and Agreements.
8.1.1    Conduct of Business. During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 8.1.4 or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or the Disclosure Letter, or except to the extent Buyer otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company will and will cause each of the other Acquired Companies to (a) act and carry on its business in the ordinary course of business, (b) use commercially reasonable efforts to maintain and preserve in all material respects each Acquired Company’s business organization, assets, properties, goodwill and relationships with its customers, suppliers, vendors, employees and other third parties in the ordinary course of business consistent with past practice and (c) maintain all of its current insurance policies (or promptly replace the same). Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 8.1.1 of the Disclosure Letter, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the other Acquired Companies not to, directly or indirectly, (i) take any action (or omit to take any action) which, if taken (or omitted to be taken) after the date hereof, would have been required to be listed in Section 4.6 of the Disclosure Letter; provided, however, that this restriction shall not apply to subsection (i) of Section 4.6; provided further, that this restriction shall still apply if the applicable entry into, amendment, modification or termination described in subsection (i) of Section 4.6 was not in the ordinary course of business or would otherwise limit or restrict in any material respect the freedom of any Acquired Company to engage in any business or compete with any Person; (ii) hire or terminate any employees of any Acquired Company with a salary in excess of One Hundred Thousand Dollars ($100,000) or (iii) modify or terminate any Contract with an employee or Contractor made in favor of any Acquired Company that contains restrictive covenants, including non-competition and non-solicitation covenants, in a manner that would decrease the scope or coverage of such covenants. For the avoidance of doubt, prior to the Closing, the Acquired Companies may use cash on hand to pay existing Indebtedness without any consent of Buyer; provided, that such payments do not (A) violate the terms of any Contract to which an Acquired Company is party or (B) otherwise create any liability for any Acquired Company. Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing and, prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its and the other Acquired Companies’ operations.
8.1.2    Access. During the Pre-Closing Period, Buyer and its representatives will have reasonable access during normal business hours to the personnel, facilities, premises,

properties, counsel, accountants, consultants, representatives, books and records (including Tax records), contracts, financial and operating data and other information and documents (in compliance with applicable Privacy Laws and subject to the Confidentiality Agreement) of, or pertaining to, the Acquired Companies as Buyer may reasonably request. The Acquired Companies shall reasonably cooperate with any such reasonable requests for access to the extent such access does not unreasonably interfere with the conduct of the businesses of the Acquired Companies. Notwithstanding the foregoing, representatives of Buyer will not be permitted to conduct any environmental testing or sampling at the Acquired Companies’ facilities. Any inspection pursuant to this Section 8.1.2 will be conducted in a manner that does not interfere unreasonably with the conduct of the businesses of the Acquired Companies, and in no event will any provision hereof be interpreted to require the Acquired Companies to permit any inspection or to disclose any information that the Acquired Companies reasonably determine may violate any Law, any of their legal obligations with respect to confidentiality or that would result in the loss of an attorney-client or work product privilege. During the Pre-Closing Period, Buyer and its representatives will not contact any of the employees, landlords, customers or suppliers of the Acquired Companies without the prior written consent of Sellers’ Representative (which may not be unreasonably withheld, delayed or conditioned). The parties acknowledge and agree that any and all of those contacts will be arranged by Sellers’ Representative and that Buyer and Sellers’ Representative will mutually agree on the timing and manner of contact with all employees, landlords, customers or suppliers.
8.1.3    Satisfaction of Closing Conditions; HSR.
(a)    During the Pre-Closing Period and subject to the terms and conditions of this Agreement, the Company and Buyer will each use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under the terms of this Agreement or under applicable Laws to cause the satisfaction of the conditions set forth in Article 6 and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain or make all authorizations, filings, consents, Permits, waivers or other approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and the parties will reasonably cooperate with each other with respect to each of the foregoing, including by using commercially reasonable efforts to maintain in full force and effect the Representation and Warranty Policy.
(b)    Buyer and the Company agree to file, or cause to be filed, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as soon as practicable, and in any event within five (5) Business Days after the date hereof (the “HSR Filing”), which HSR Filing requests early termination of the applicable waiting period under the HSR Act. All filing fees payable with respect to this filing will be paid 50% by Buyer and 50% by the Seller. Buyer and the Company agree to promptly file any other report required by any other Governmental Authority relating to antitrust matters, and to promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation Law (which filings or submissions, to the extent applicable, request early termination of any applicable waiting period), and any filing fees payable in connection therewith will be paid by 50% by Buyer and 50% by the Seller. Each of the Company and Buyer will furnish to the other necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any other applicable antitrust regulation. Each of the Company and Buyer will promptly inform the other party of any material communication it has or receives from any Governmental Authority with respect to the transactions contemplated by this Agreement or in respect of the HSR Filing or any foreign antitrust or competition filing. Each of the Company and Buyer will: (a) use its respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including information or documents requested under the HSR Act or other applicable antitrust regulation; (b) not (i) extend any waiting period under the HSR Act or any applicable antitrust regulation or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other party; (c) cooperate with the other and use commercially reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement; and (d) to the extent permitted by Law, provide counsel for the other party with copies of all filings made by such party and all correspondence between such party (and its advisors) with any Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement.
8.1.4    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Buyer and Sellers’ Representative;
(b)    by Buyer or Sellers’ Representative, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued, promulgated, enacted, entered or enforced a final non-appealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; except that the right to terminate this Agreement pursuant to this Section 8.1.4(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of such Order;
(c)    by (i) Buyer if it is not then in material breach of its obligations under this Agreement and (A) there is a breach of any of the representations, warranties, covenants or agreements of the Seller Parties or the Company set forth in this Agreement or (B) any of the representations or warranties of the Seller Parties or the Company have become untrue, in the case of (A) or (B) such that the conditions set forth in Section 6.1(c) would not be satisfied and, in either case, such breach or inaccuracy is not waived or, if curable, cured, in each case, prior to the earlier of (I) thirty (30) days after notice thereof and (II) the Termination Date; or (ii) Sellers’ Representative if none of the Seller Parties, the Company or Sellers’ Representative are then in material breach of their respective obligations under this Agreement and (A) there is a breach of any of the representations, warranties, covenants or agreements of Buyer set forth in this Agreement or (B) any of the representations or warranties of Buyer have become untrue, in the case of (A) or (B) such that the conditions set forth in Section 6.2(c) would not be satisfied and, in either case, such breach or inaccuracy is not waived or, if curable, cured, in each case, prior to the earlier of (I) thirty (30) days after notice thereof and (II) the Termination Date; or
(d)    by (i) Buyer if any of the conditions in Section 6.1 have not been satisfied on or before the date that is the six (6) month anniversary of the date of this Agreement (the “Termination Date”) or if satisfaction of any such condition is or becomes impossible (other than through the failure of Buyer to comply with or perform its obligations under this Agreement) and Buyer has not waived such condition; or (ii) Sellers’ Representative if any of the conditions in Section 6.2 have not been satisfied on or before the Termination Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of the Seller, the Company or Sellers’ Representative to comply with or perform their respective obligations under this Agreement) and Sellers’ Representative has not waived such condition; provided, that, in each case, the right to terminate this Agreement pursuant to this Section 8.1.4(d) shall not be available to any party that is in breach in any material respect of its obligations hereunder.
If this Agreement is validly terminated pursuant to this Section 8.1.4, this Agreement (other than this Section 8.1.4, Section 8.2.2, Section 8.2.4 and Article 11, as well as any defined terms used in such sections, which will survive any such termination) will become null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability on the part of any party to any other party, except for liabilities arising in respect of Fraud or breaches of this Agreement by any party prior to such termination.
8.1.5    Pre-Closing Publicity. During the Pre-Closing Period, except as otherwise set forth herein, no party will make any public announcement or press release regarding this Agreement or the transactions contemplated herein without the prior approval of Buyer or Sellers’ Representative, as the case may be, which approval will not be unreasonably withheld, delayed or conditioned, except (a) as required by applicable Law or by any Governmental Authority or the rules of any stock exchange or trading system or (b) as may be reasonably necessary to enforce any right or remedy under or relating to this Agreement. Notwithstanding the foregoing, Buyer shall make the initial press release made after the execution hereof, subject to Sellers’ Representative’s approval as set forth above. In addition, nothing herein precludes communications or disclosures necessary to implement the provisions of this Agreement, and Buyer, the Seller Parties, Sellers’ Representative and their respective Affiliates may make any disclosures they consider necessary to satisfy their legal or contractual obligations to their lenders, shareholders or investors without the prior written consent of the Seller Parties or Sellers’ Representative or Buyer, as the case may be.
8.1.6    Representation and Warranty Policy. The parties acknowledge that, as of the date hereof, Buyer has obtained (at its sole cost, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy) the Representation and Warranty Policy. Buyer will not modify or cancel the

Representation and Warranty Policy without Sellers’ Representative’s written consent if such modification or cancelation would permit the insurer under the Representation and Warranty Policy to have any express right of indemnification, contribution, subrogation or other rights to pursue any claim against any Seller Party or Sellers’ Representative (other than in respect of Fraud).
8.1.7    Repair List. Buyer and the Company agree to use commercially reasonable efforts to reach agreement as to the contents of the Repair List (as such term is defined under the Lease Term Sheet), and further acknowledge and agree that such Repair List is intended only to include (i) those repairs of material importance necessary for the applicable Leased Real Property to continue for the next three (3) years to be functional in a similar manner as currently used and (ii) any repairs required for such Leased Real Property to comply with applicable Laws.
8.1.8    Updated Employee Listing. The Acquired Companies will provide an updated Employee Listing, including a breakdown of compensation by category for calendar year 2018 for employees in Asia and Latin America, approximately two (2) weeks before the anticipated Closing Date, but in no event less than three Business Days prior to the Closing.
8.2    Miscellaneous Covenants.
8.2.1    Post-Closing Publicity. Following the Closing, no party will make any public disclosure or comment regarding the specific terms of this Agreement or the transactions contemplated herein without the prior approval of Buyer or Sellers’ Representative, as the case may be, which approval will not be unreasonably withheld, delayed or conditioned, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or as may be reasonably necessary to enforce any right or remedy under or relating to this Agreement, except that (a) each party is entitled to disclose or comment to any Person that a transaction has been consummated and provide any information previously made public as part of a press release or public announcement issued or made in accordance with Section 8.1.5 and (b) this Section 8.2.1 shall not apply to Buyer’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q, 10-K or 8-K or any filing that includes this Agreement as an exhibit, nor shall it apply to any earnings call conducted by Buyer.
8.2.2    Expenses. Buyer will pay all fees and expenses incident to the transactions contemplated by this Agreement that are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and the Seller Parties or the Acquired Companies (with the Acquired Companies only being obligated for payment of any expenses of the Seller Parties and the Acquired Companies if the payment is made prior to the Closing or the expenses are accrued on the Final Adjustment Statement) will pay all fees and expenses incident to the transactions contemplated by this Agreement that are incurred by the Seller Parties or any Acquired Company or their respective representatives or are otherwise expressly allocated to the Seller Parties hereunder; provided, that the ESOP Trust’s liability for such expenses shall be limited to and only payable from the Sellers’ Representative Holdback Amount.

8.2.3    Confidentiality Agreement. Notwithstanding the execution of this Agreement, the parties acknowledge that the confidentiality letter agreement relating to confidential information of the Company executed by Sealed Air Corporation and the Company, dated September 28, 2018 (the “Confidentiality Agreement”), remains in full force and effect pursuant to its terms, except to the extent reasonably necessary for Buyer to enforce any of its rights under this Agreement, but will terminate automatically, without action by any party thereto, at the Closing.
8.2.4    Access by Sellers’ Representative. Buyer will, and will cause each of the Acquired Companies to, for a period of five (5) years after the Closing Date, during normal business hours and upon reasonable advance notice, provide Sellers’ Representative and Sellers’ Representative’s designees and representatives with reasonable access to the books and records of the Acquired Companies that is reasonably requested by Sellers’ Representative in connection with the preparation of the Seller Parties’ financial reports or Tax Returns (including the Tax Returns described in Section 9.2.1), the defense or prosecution of Proceedings (other than Proceedings in which Buyer is the opposing party) and any other reasonable need of Sellers’ Representative (including Tax matters in which a Seller Party is involved) to consult such books and records, who will be entitled, at Sellers’ Representative’s expense, to make extracts and copies of these books and records. Sellers’ Representative will treat confidentially any information obtained pursuant to this Section 8.2.4, in accordance with Section 8.7, including any information related to Buyer, any Acquired Company or the businesses of the Acquired Companies. Buyer will not, during the five (5) year period, destroy or cause or permit to be destroyed any material books or records without first obtaining the consent of Sellers’ Representative (or providing to Sellers’ Representative notice of its intent to destroy and a reasonable opportunity to copy the applicable books or records, at the Seller Parties’ expense, at least thirty (30) days prior to destruction).
8.2.5    Continuation of Indemnification. Following the Closing, Buyer will cause the Acquired Companies to, in accordance with their respective Organizational Documents, indemnify and hold harmless each of the present and former directors and officers of the Acquired Companies, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending Proceeding at Law or in equity by any Person or any arbitration or administrative or other Proceeding relating to the businesses of the Acquired Companies or the status of such individual as a director or officer prior to the Closing, to the fullest extent contemplated under the respective Organizational Documents of the Acquired Companies as of the date hereof. Buyer will not amend or modify the Organizational Documents of any of the Acquired Companies with respect to any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect on the Closing Date for the benefit of the (current or former) directors or officers (except to the extent that such amendment preserves or broadens the indemnification or other rights theretofore available to such directors or officers). At the Closing, Buyer will purchase a “tail” policy with respect to the existing directors’ and officers’ and fiduciary liability insurance policies of the Acquired Companies covering all current members of the board of directors and officers of the Acquired Companies for a period of six (6) years following the Closing Date. Buyer will not knowingly take or fail to take, and will take commercially reasonable steps to cause the Acquired Companies not to take or fail to take, any action that could reasonably be expected to result in the termination, cancellation, rescission or other adverse consequence with respect to the coverage provided by the tail policy(ies). Buyer will use, or cause the Acquired Companies to use, reasonable commercial efforts to submit claims (or assist the officers and directors covered under the policy in submitting claims) and to take all other actions reasonably necessary to provide to the Acquired Companies and the directors and officers thereof the full benefits to which they are entitled under the tail policy(ies). This Section 8.2.5 will continue for a period of six (6) years following the Closing and is intended to benefit each director and officer of the Acquired Companies who has held such capacity on or prior to the Closing Date and is now or at any time during that six (6) year period entitled to indemnification or advancement of expenses pursuant to any provisions contained in such Acquired Companies’ Organizational Documents as of the date hereof. In the event Buyer, any of the Acquired Companies or any of their respective successors and assigns (a) consolidates with or merges into any Person and is not the continuing or surviving corporation or entity in the consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then, and in either case, the successors and assigns of Buyer or the Acquired Companies, as the case may be, shall assume all of the obligations set forth in this Section 8.2.5. Notwithstanding the foregoing, no director or officer of any Acquired Company will have any right of indemnification or right of advancement from Buyer or any of its Affiliates (including the Acquired Companies) with respect to breaches of this Agreement by such Person (in his or her capacity as a Stockholder) or the Company.
8.2.6    Sellers’ Representative.
(a)    Sellers’ Representative is designated by each Seller Party to serve as the representative of the Seller Parties with respect to the matters expressly set forth in Section 8.2.6(b) and with respect to the matters otherwise set forth in this Agreement to be performed by Sellers’ Representative. Should the initial Sellers’ Representative resign or be unable to serve, the Stockholders currently holding more than fifty percent (50%) of the Shares as of the date hereof on a fully diluted basis will designate a single substitute agent to serve as the successor Sellers’ Representative. The appointment of a successor will be effective on the date of Sellers’ Representative’s resignation or incapacity or, if later, the date on which the successor is appointed.
(b)    Each Seller Party, by the execution of this Agreement, irrevocably appoints Sellers’ Representative as the agent, proxy and attorney-in-fact for that Seller Party for all purposes of this Agreement, including the full power and authority on that Seller Party’s behalf: (i) to consummate the transactions contemplated herein and any post-Closing matters, including making decisions and taking any action with respect to the matters set forth in Section 2.4 (Post-Closing Adjustment); (ii) to pay that Seller Party’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date of this Agreement); (iii) to disburse any funds received hereunder to that Seller Party and each other Seller Party and to hold and disburse funds from the Sellers’ Representative Holdback Amount for the payment of post-Closing fees, expenses and other obligations of the Seller Parties or Sellers’ Representative in connection with the transactions contemplated by this Agreement (with any excess from the Sellers’ Representative Holdback Amount after payment of such post-Closing fees, expenses and other obligations to be disbursed to the Seller); (iv) to endorse and deliver any certificates or instruments representing the LLC Interests and execute any further instruments of assignment as Buyer will reasonably request; (v) to make, execute and deliver on behalf of that Seller Party any amendment or waiver of, or in connection with, this Agreement and the other agreements or documents contemplated hereby as Sellers’ Representative, in Sellers’ Representative’s sole discretion, may deem necessary or desirable; (vi) to take all other actions to be taken by or on behalf of that Seller Party in connection herewith; (vii) to do each and every act and exercise any and all rights that the Seller Parties collectively are permitted or required to do or exercise under this Agreement; (viii) to prepare and distribute to each Seller Party any documentation necessary or desirable for the filing of income Tax Returns; and (ix) to make, execute, acknowledge and deliver this Agreement and all other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in Sellers’ Representative’s sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements and documents referred to herein or therein or executed in connection herewith and therewith, including holding and disbursing the Sellers’ Representative Holdback Amount in accordance with the terms of this Agreement, retaining counsel, accountants and other agents, representatives and experts, incurring fees and expenses, asserting or pursuing any claim against Buyer, the Company or any Seller Party, defending any claims by Buyer or third parties, consenting to, compromising or settling any of those claims, conducting negotiations with Buyer, the Company and their respective representatives regarding those claims, it being understood that Sellers’ Representative does not have any obligation to take any such actions, and will not have any liability for any failure to take any such actions. Notwithstanding anything to the contrary herein, however, Sellers’ Representative does not have the power to take any action or actions arising out of any alleged breach of any representation or warranty in Article 3 or any covenant or agreement contained herein by a particular Seller Party or group of the Seller Parties without the express authorization of that Seller Party or group of the Seller Parties, and Buyer acknowledges this limitation. Each Seller Party acknowledges that this agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Sellers’ Representative and survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller Party. All decisions and actions by Sellers’ Representative (to the extent authorized by this Agreement) are binding upon all of the Seller Parties, and no Seller Party has the right to object, dissent, protest or otherwise contest any decision or action; except that Sellers’ Representative will not take any action where (x) any single Seller Party would be held solely liable for any actual losses (without that Seller Party’s consent) or (y) the action materially and adversely affects the substantive rights or obligations of one Seller Party, or group of Seller Parties, without a similar proportionate effect upon the substantive rights or obligations of all Seller Parties, unless each disproportionately affected Seller Party consents to the action. Notwithstanding the foregoing, Sellers’ Representative shall consult with the ESOP Trustee in advance of any decision regarding a resolution of differences that may adversely affect the consideration paid for the LLC Interests.

(c)    Buyer and the Acquired Companies may rely on any action taken or omission to act by Sellers’ Representative, on behalf of a Seller Party, pursuant to Section 8.2.6(b) above (an “Authorized Action”), and each Authorized Action is binding on each Seller Party as fully as if that Seller Party had taken the Authorized Action. Sellers’ Representative, in its capacity as Sellers’ Representative, has no liability to Buyer or the Company for any Authorized Action, except to the extent that the Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Seller Party severally, for itself only and not jointly and severally, will indemnify and hold harmless Sellers’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Sellers’ Representative in connection with any Proceeding to which Sellers’ Representative is made a party by reason of the fact he is or was acting as Sellers’ Representative pursuant to the terms of this Agreement and any expenses incurred by Sellers’ Representative in connection with the performance of Sellers’ Representative’s duties hereunder; provided, that the ESOP Trust’s liability for such expenses shall be limited to and only payable from the Sellers’ Representative Holdback Amount.
(d)    Sellers’ Representative is not entitled to any fee, commission or other compensation for the performance of Sellers’ Representative’s services, but is entitled to the payment by the Seller Parties of all expenses incurred as Sellers’ Representative; provided, that the ESOP Trust’s liability for its pro rata portion of such expenses shall be limited to and only payable from the Sellers’ Representative Holdback Amount.
(e)    Sellers’ Representative does not have by reason of this Agreement a fiduciary relationship in respect of any Seller Party, except in respect of amounts received hereunder on behalf of a Seller Party. Sellers’ Representative is not liable to any Seller Party for any action taken or omitted by Sellers’ Representative or any agent employed by Sellers’ Representative hereunder or under any other document entered into in connection herewith, except that Sellers’ Representative is not relieved of any liability imposed by Law for fraud or willful misconduct. Sellers’ Representative is not liable to the Seller Parties for any apportionment or distribution of payments made by Sellers’ Representative in good faith, and if any apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller Party to whom payment was due, but not made, is to recover from the other Seller Parties any payment in excess of the amount to which they are determined to have been entitled. Neither Sellers’ Representative nor any agent employed by Sellers’ Representative will incur any liability to any Seller Party by virtue of the failure or refusal of Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of Sellers’ Representative’s other duties hereunder, except for actions or omissions constituting fraud or bad faith. Buyer and each Acquired Company is hereby relieved from liability from any Seller Party for any acts done by any of them in accordance with such decision, act, consent or instruction of Sellers’ Representative.
(f)    All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement survive the Closing Date.

8.2.7    Further Assurances. From time to time after the Closing, at the request of any party hereto, each other party hereto will execute and deliver further certificates, instruments and other documents and take, or cause to be taken, other action as the party may reasonably request to carry out the transactions contemplated hereby or as may be necessary, proper or advisable under applicable Law.
8.3    No Shop. During the Pre-Closing Period, none of the Seller Parties, Sellers’ Representative, the Acquired Companies nor any of their respective Affiliates, directors, managers, officers, employees, representatives or agents (including William Blair & Company, L.L.C.) will, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving an investment in, merger, consolidation, recapitalization (or similar transaction), business combination, purchase or disposition of any material amount of the assets of any Acquired Company or any capital stock or other ownership interest in any Acquired Company, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (b) facilitate, encourage, support, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished to any Person, any information concerning the business, operations, properties or assets of any Acquired Company in connection with an Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing (including, for the avoidance of doubt, by way of providing access to any electronic data room or entering into a letter of intent or memorandum of understanding). Each Seller Party, the Company and each of their respective Affiliates will (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted prior to or on the date of this Agreement with respect to any Acquisition Transaction and (ii) request any non-public information concerning the Acquired Companies that was delivered in connection with any Acquisition Transaction (other than with Buyer) to be immediately returned to the Company or destroyed, subject to the terms of any confidentiality agreement related thereto. The Acquired Companies, the Seller Parties and Sellers’ Representative shall promptly advise Buyer of, and provide to Buyer a summary of the material terms of, any proposal in respect of an Acquisition Transaction that has been submitted to an Acquired Company, its Affiliates or any of its or their respective representatives (including any advisors).
8.4    Seller Release. Effective upon the Closing, each Seller Party, on behalf of himself, herself or itself, and each of their respective successors and assigns (each, a “Seller Releasor”), releases, acquits and forever discharges, to the fullest extent permitted by Law, each of the Acquired Companies and each of their respective current officers, directors, managers, shareholders, partners, equity holders, members, Affiliates and employees of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, that Seller Releasor ever had, now has or may have by reason of or relating to Seller Releasor being an equity holder of any Acquired Company; except that this release does not extend to any claim to enforce Seller Releasor’s rights under this Agreement, any Seller Ancillary Agreement or any Company Ancillary Agreement.
8.5    Acquired Company Engagements; Privileged Information.
8.5.1    Acquired Company Engagements. Calfee, Halter & Griswold LLP (“Calfee”) has acted as counsel for the Acquired Companies, the Seller Parties and Sellers’ Representative (collectively, the “Calfee Clients”) in connection with this Agreement (the “Sale Engagement”), and Calfee has not acted as counsel for any other Person, including Buyer, in connection therewith; provided, that Ballard Spahr LLP has acted as counsel for the ESOP Trustee. Upon the Closing, only the Calfee Clients will be considered clients of Calfee in the Sale Engagement. All communications between the Calfee Clients and Calfee in the course of or related to the Sale Engagement are deemed to be attorney client confidences that belong solely to Sellers’ Representative and not the Acquired Companies. Accordingly, none of the Acquired Companies or Buyer may have access to any of these communications, or to the files of Calfee relating to these communications unless otherwise approved in writing by Sellers’ Representative or required by applicable Law; except that nothing in this Section 8.5.1 limits or precludes Buyer or any Acquired Company from using or relying upon any documents or information that are in the possession or control of any Acquired Company on or after the Closing Date. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller Parties, Sellers’ Representative and Calfee are the sole holders of the attorney-client privilege with respect to communications that relate exclusively to the Sale Engagement, and neither the Acquired Companies nor Buyer is a holder thereof, (b) to the extent that files of Calfee in respect of the Sale Engagement constitute property of a Calfee Client, only the Seller Parties and Sellers’ Representative hold property rights (except as set forth in the preceding sentence) and (c) Calfee has no duty to reveal or disclose any attorney-client communications or files related to the Sale Engagement to the Acquired Companies or Buyer by reason of any attorney-client relationship between Calfee and the Acquired Companies or otherwise. Notwithstanding anything to the contrary in this Section 8.5.1, in the event that a dispute arises following the Closing between Buyer and any of its Affiliates, on the one hand, and any third party who is not a party to this Agreement, on the other hand, (x) Buyer or any of its Affiliates may assert the attorney-client privilege to prevent disclosure of communications or information by Calfee to a third party and Sellers’ Representative will afford Buyer and its Affiliates and their accountants, counsel and other representatives access to all information and documents covered by the privilege to the extent reasonably necessary for Buyer or any of its Affiliates to evaluate or defend any claims by a third party and (y) Sellers’ Representative shall not waive such retained privilege without the prior written consent of Buyer. Any attorney-client privilege that does not attach as a result of the representation by Calfee of the Acquired Companies solely in connection with the Sale Engagement belongs to the Acquired Companies and may be controlled by the Acquired Companies and may be waived only by the Acquired Companies, and not the Seller Parties or Sellers’ Representative, and does not pass to and may not be claimed or used by Sellers’ Representative.
8.5.2    Post-Closing Legal Representation of the Seller Parties and Sellers’ Representative. Without the need for any consent or waiver by the Acquired Companies or

Buyer, Calfee will be permitted to represent any Seller Party and Sellers’ Representative after the Closing in connection with any matter, including the Sale Engagement.
8.6    Employee and Employee Benefit Matters.
8.6.1    Credit. As applicable and to the extent that Buyer does not maintain the employee benefit plans of the Acquired Companies, on and after the Closing Date, Buyer will give each employee of the Acquired Companies (the “Transferred Employees”) full credit for purposes of eligibility to participate and vesting under any employee benefit plans or arrangements maintained by Buyer and its Affiliates made available to the Transferred Employees and for all purposes under any severance plan, paid-time-off or vacation pay plan maintained by Buyer and its Affiliates and made available to the Transferred Employees, for the Transferred Employees’ service to any of the Acquired Companies to the same extent the service is recognized by the comparable employee benefit plan or arrangements maintained by the Transferred Employee’s employer immediately prior to the Closing.
8.6.2    Administration. Following the date of this Agreement, the parties hereto will cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 8.6.
8.6.3    Treatment of Plans.     The Company and each Acquired Company shall (a) effective no later than one Business Day prior to the Closing Date, terminate any and all U.S. Plans providing benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death and other than any health plan continuation rights under Section 4980B of the Code and corresponding provisions of ERISA), and shall pay or arrange for payment to any participant in such a Plan any amount determined for such participant under the amendment terminating such Plan (which amount with respect to any participant who is either a current retiree or an active employee who has met, or is within three (3) years of meeting, the age and service requirements for such benefit shall be intended to reflect an actuarial present value of the participant’s benefit based on such assumptions as Seller may reasonably determine), and (b) contingent upon the occurrence of Closing and effective as of the Closing Date, terminate the Automated Packaging Systems, Inc. Supplemental Executive Retirement Plan and the Executive Deferred Bonus Plan and provide for payment of the benefits thereunder immediately prior to or at the Closing (collectively, the Plans in (a) and (b), the “Terminating Plans”). To the extent the amounts payable to the participants under the amendments terminating the Terminating Plans have not been paid prior to Closing, then Seller and the Company shall cooperate with respect to the steps to close out the Terminating Plans including the applicable Acquired Company making remaining payments due under the termination amendments and Seller advancing or promptly reimbursing the applicable Acquired Company the cost of making such distributions (including the employer share of any FICA or employment taxes or other similar amounts), to the extent the same is not otherwise included in Closing Indebtedness.  In addition, effective no later than one day before the Closing Date, the Seller, the Company, and each Acquired Company shall transfer sponsorship of the restricted share arrangements with executives of the Company (the “Restricted Share Arrangements”) and all obligations thereunder to Seller and Seller shall, at or after Closing, terminate and arrange for payment of any amounts due under the Restricted Share Arrangements. Further, the Seller, the Company, and each Acquired Company shall, effective no later than one day before the Closing Date and contingent upon Closing, amend the Automated Packaging Systems Deferred Incentive Compensation Scheme (the “DICS”) to provide for its termination and for distribution of benefits to each participant thereunder in not more than five annual installments payable by Automated Packaging Systems Limited or other Acquired Company employing such participant and providing that no further amendments to the DICS may be made that would adversely affect the rights of any participant in the DICS existing at Closing. The Seller shall procure that the Company and, if applicable, each Acquired Company shall, no later than one day before the Closing Date and contingent upon Closing, give notice to the trustee of the Automated Packaging Systems Pension Plan of ceasing liability to contribute pursuant to Clause V of the Supplemental Deed dated 21st December 1993 thereby triggering a wind-up of such Plan pursuant to Sections 75 and 75A of the Pensions Act 1995, as amended. At the request of Buyer, each Acquired Company (as applicable) will provide Buyer with evidence (i) that amendments terminating each such Plan to be terminated pursuant to this Section 8.6.3 (or in the case of the Restricted Share Arrangements, amendments transferring the sponsorship and obligations to Seller), effective as indicated herein, have been duly adopted no later than the day prior to the Closing Date pursuant to resolutions duly adopted by the applicable governing body or committee of the Acquired Company and (ii) the trustee of the Automated Packaging Systems Pension Plan has received the notice described in the previous sentence.  To the extent Buyer and the Acquired Companies are involved in the sponsorship, administration and windup of any of the Plans terminated pursuant to this Section 8.6.3, they shall act in accordance with the provisions of this Section, the terms of such Plan, including the termination amendment thereof (except as such Plan may be later amended), and applicable Law.  With respect to any other Plan which as of immediately after the Closing is sponsored by an Acquired Company, Buyer and the Acquired Companies shall administer such Plans in accordance with their terms and applicable Law; provided, that Buyer may amend or terminate any such Plan in such a manner as is consistent with the terms of such Plan and applicable Law.
8.6.4    ESOP Matters.
(a)    Not later than the Closing, the Company and Seller shall adopt, subject to the review and consent of the ESOP Trustee and Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), an amendment to the ESOP (the “ESOP Amendment”) to provide that, subject to the consummation of the Closing, effective at, immediately following or after the Closing as may be applicable, (i) Seller shall become the plan sponsor and have all the power and authority of the “Company” as defined in and for purposes of the ESOP with respect to periods thereafter (and without assuming any responsibility with respect to prior periods), (ii) the ESOP shall be a profit sharing plan (within the meaning of Section 401 of the Code), and shall cease to be a stock bonus plan and an employee stock ownership plan (within the meaning of Sections 401 and 4975 of the Code), (iii) the ESOP shall be terminated; (iv) pursuant to the termination of the ESOP, no further contributions will be made to the ESOP as of the Closing except for contributions that have been accrued on behalf of participants and beneficiaries prior to the Closing Date, or that are otherwise required by the IRS in connection with the issuance of a favorable determination letter with respect to the termination of the ESOP, (v) pursuant to the termination of the ESOP, all ESOP participants whose account balances had not previously been distributed in full will be fully vested, (vi) no new participants will be admitted to the ESOP after the Closing, and (vii) such other changes as Seller deems appropriate, which may include, by way of example, provisions regarding the exercise of voting power with respect to the equity of Seller after the Closing and constraints on amendments to the ESOP or the replacement of the administrator or administrative committees of the ESOP after the Closing. The ESOP Amendment shall further provide for full distribution of plan benefits in one or more payments as Seller, in consultation with the ESOP Trustee, may determine, with such distributions being completed as provided in Section 8.6.4(c).
(b)    Following the Closing, Seller shall administer and operate the ESOP in all material respects in accordance with the qualification and tax-exemption requirements of the Code and the requirements of ERISA. Pursuant to the termination of the ESOP by the ESOP Amendment, within 120 days after the Closing, the Seller shall file an application with the IRS for a determination for terminating plan (Form 5310) requesting a favorable determination letter to the effect that the termination of the ESOP shall not affect the qualified and tax-exempt status of the ESOP under the Code. The application by the Seller to the IRS shall disclose that the Seller intends to maintain the ESOP’s trust fund until the later of receipt of the favorable determination letter or the distribution of all funds held in escrow. Following the Closing, Seller shall promptly adopt, subject to the prior notification of the ESOP Trustee and Sellers’ Representative, such amendments to the ESOP as are required by the IRS as a condition to the issuance of such favorable determination letter (provided such actions and amendments would not require material contributions by Seller or materially increase the exposure or obligations of Seller with respect to the ESOP), shall otherwise respond promptly to any request by the IRS to provide additional information and shall use its commercially reasonable efforts, including the payment of necessary fees and expenses, to obtain such favorable determination letter from the IRS, as promptly as practicable.
(c)    All payments to ESOP participants shall be made in accordance with the terms of the ESOP (including the ESOP Amendment), taking into account any timely and properly completed distribution elections made in accordance with the terms of the ESOP. With respect to any participant, beneficiary of a deceased participant or alternate payee who has filed an affirmative election to receive distribution from the ESOP, provided that properly completed distribution elections in accordance with the terms of the ESOP have been made and received by Seller, the portion of the account balances of such participant, beneficiary or alternate payee in the ESOP shall be distributed in accordance with the terms of the ESOP. The final distribution of remaining account balances (after any interim distributions), after full payment of the ESOP administrative expenses incurred by the ESOP Trustee as described in Section 8.6.4(d), of such participant, beneficiary or alternate payee in the ESOP, shall be distributed in cash as soon as reasonably practicable following the later of (i) the receipt of a favorable determination from the IRS to the effect that the termination of the ESOP did not adversely affect its tax-qualified status; or (ii) the final distribution of the Adjustment Escrow Amount and the Sellers’ Representative Holdback Amount and the receipt by the ESOP of its share of such amounts and any other amounts due to it in connection with the transactions contemplated hereby, the redemption of its shares and the windup of Seller. Following the Closing, with Seller’s cooperation, Buyer shall, and shall cause the Company to, take such actions as are necessary and appropriate to permit a participant receiving an eligible rollover distribution (as defined in Section 402(t) of the Code) from the ESOP (as so amended), who is then employed by Buyer or the Company, to transfer directly, in a rollover under Sections 401(a)(31) and 402(c) of the Code, all or any portion of such distribution to a qualified plan maintained by Buyer or the Company, if permitted by such plan and if such rollover will not have an adverse effect on such qualified plan.
(d)    On or before the Closing Date, Seller and the Company shall take all actions (including adopting resolutions or amendments) necessary or appropriate to permit all reasonable fees and expenses of the ESOP Trustee and reasonable administration expenses of the ESOP and costs associated with complying with this Section 8.6.4 to be paid out of the assets of the ESOP, to the extent permitted by ERISA, until such time as all assets of the ESOP have been distributed to participants, beneficiaries and alternate payees.
(e)    The ESOP Trustee shall use its reasonable efforts to obtain (to the extent possible) an opinion (the “Fairness Opinion”), stating that, as of the Closing Date (i) the consideration to be received by the ESOP for the Shares pursuant to the terms of the transactions contemplated by this Agreement is not less than “adequate consideration” within the meaning of Section 3(18) of ERISA, and (ii) the terms and conditions of the transactions contemplated by this Agreement, taken as a whole, are fair to the ESOP from a financial point of view.
8.6.5    No Amendment of Employee Benefit Plans. Notwithstanding anything in this Section 8.6 to the contrary, nothing contained herein, whether express or implied, should be treated as an amendment to or other modification of any employee benefit plan maintained by Seller, the Company, Buyer or any of their respective Affiliates. If (a) any participant or beneficiary makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan maintained by Seller, Buyer or any of their Affiliates and (b) the provision is deemed to be an amendment to the employee benefit plan maintained by Seller, Buyer or any of their Affiliates even though not explicitly designated as such in this Agreement, then, solely with respect to the employee benefit plan maintained by Seller, Buyer or any of their Affiliates at issue, the provision will lapse retroactively and have no amendatory effect.
8.6.6    Maintenance of Certain Plans in 2019. Following the Closing, with respect to calendar year 2019, Buyer agrees to cause the Acquired Companies to maintain the existing Management Incentive Plan Bonus and Variable Pay Incentive Plan and make payments thereunder in accordance with the terms of such plans in effect as of the date of this Agreement.
8.6.7    No Third-Party Beneficiaries. All provisions contained in this Section 8.6 are included for the sole benefit of Buyer, on the one hand, and the Acquired Companies, on the other hand, and nothing in this Agreement, whether express or implied, creates any third-party beneficiary or other rights (a) in any other Person, including any employee or former employee of any of the Acquired Companies, any participant in any employee benefit plan maintained by Buyer or any of its Affiliates or any dependent or beneficiary of any participant or (b) to continued employment with Buyer or any of its Affiliates.

8.7    Confidentiality. For a period of seven (7) years following the Closing Date, each Seller Party shall keep secret and maintain in confidence, and shall not use for his, her or its benefit or for the benefit of others, any trade secrets, ideas, know-how, inventions, methods, formulae, models, methodologies, processes and processing instructions, technical data, specifications, research and development information, technology, including rights and licenses, product roadmaps, customer lists, telephone numbers, and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use of confidential or proprietary information relating to the business of the Acquired Companies or their financial or other affairs, including all Intellectual Property and other premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Acquired Companies, other than any of such information that is in the public domain through no unauthorized action or inaction by such Seller Party (or its representatives) in breach of this Section 8.7. The foregoing shall not prohibit use of such information (a) to the extent that furnishing or use of such information is required by any Order, Law, regulatory process or Proceeding, (b) as is necessary to prepare Tax Returns (including Tax Returns of any Seller Party or of any of its Affiliates) or other filings with any Governmental Authority or to defend or object to any reassessment of Taxes, (c) as is necessary for such Seller Party (or its representatives) to prepare and disclose, as may be required, accounting statements, (d) that is received by such Seller Party (or its representatives) from a third party; provided, that such information was not known by such Seller Party to be the subject of any contractual obligation of confidentiality to, or for the benefit of, any Acquired Company, (e) that was or is independently developed by such Seller Party (or its representatives) without any use of or reference to the information that is the subject of this Section 8.7 or (f) as may be required to bring, prosecute, respond to or otherwise handle any Proceeding relating to this Agreement or the transactions contemplated hereby. For the avoidance of doubt, nothing herein will restrict any Person from making any disclosure permitted by Section 8.2.1.
ARTICLE 9
Tax Matters
9.1    Apportionment of Taxes. For purposes of this Agreement, “Seller Tax Obligations” shall include: (a) all Taxes of any Acquired Company for any Pre-Closing Tax Period; and (b) any and all Taxes of any Person imposed on any Acquired Company and/or Buyer (to the extent pertaining to the Acquired Companies) as a transferee or successor, by contract, pursuant to any law, or otherwise, but only to the extent such Taxes relate to or arise out of a Pre-Closing Tax Period; provided, that any non-U.S. income Tax deductions attributable to payments made pursuant to the Surviving Plans and that are paid after the Closing Date shall be excluded from the computation of Seller Tax Obligations. Any and all Taxes and Tax liabilities with respect to the Acquired Companies that relate to a Straddle Period will be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (i) in the case of Taxes that are either (A) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes), (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible, other than as provided for in Section 9.6) or (C) required to be withheld, Taxes allocated to the Pre-Closing Tax Period will be deemed equal to the amount which would be payable if the Tax year ended at the end of the day on the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to the Acquired Companies other than those described in subsection (i) of this Section 9.1, Taxes allocated to the Pre-Closing Tax Period will be deemed to be the amount of Taxes for the entire period (or, in the case of Taxes determined on an arrears basis, the amount of Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; provided, however, that any non-U.S. income Tax deductions attributable to payments made pursuant to the Surviving Plans that are paid after the Closing Date shall, to the extent they relate to a Straddle Period, be allocated to the portion of the Straddle Period that begins immediately after the Closing Date.
9.2    Tax Returns.
9.2.1    Tax Returns. Sellers’ Representative will, at its sole cost and expense, prepare or cause the Acquired Companies to prepare all income Tax Returns of the Acquired Companies that relate to any Pre-Closing Tax Period or any Straddle Period (collectively, “Pre-Closing Income Tax Returns”) and will cause the Acquired Companies to provide to Buyer drafts of the Pre-Closing Income Tax Returns for review and comment at least forty-five (45) days prior to the due date for the filing of each Pre-Closing Income Tax Return, including extensions. Not later than twenty (20) days after Sellers’ Representative has provided a Pre-Closing Income Tax Return, Buyer will notify Sellers’ Representative of the existence of any objection, specifying in reasonable detail the nature and basis of the objection that Buyer may have to any item set forth on the draft Pre-Closing Income Tax Return. Buyer (on behalf of itself and the Acquired Companies) and Sellers’ Representative agree to consult and resolve in good faith any objection. If the objection cannot be resolved within five (5) days after delivery of such notice, the parties will submit the dispute for resolution to the Independent Accountants pursuant to the procedures set forth in Section 2.4.3. If the Independent Accountants cannot resolve such dispute no later than five (5) days prior to the due date for filing the relevant Pre-Closing Income Tax Return, Buyer will cause the Acquired Companies to file the Pre-Closing Income Tax Return in the manner proposed by Sellers’ Representative; except that if the dispute is ultimately resolved by the Independent Accountants in favor of Buyer, Buyer may cause the relevant Acquired Company to file an amendment to the Pre-Closing Income Tax Return consistent with the Independent Accountants’ determination. Except as otherwise required by Law or to avoid the imposition of penalties, all Pre-Closing Income Tax Returns will be prepared consistent with past practices.
9.2.2    Other Tax Returns. Buyer or the applicable Acquired Company will, at Buyer’s sole cost and expense, prepare and file, or cause to be prepared and filed, any Tax Returns not required to be filed, or caused to be filed, by Sellers’ Representative pursuant to Section 9.2.1 that relate to any Pre-Closing Tax Period or Straddle Period. Buyer will provide to Sellers’ Representative drafts of any such Tax Returns that include any Seller Tax Obligations for which the Seller may be liable pursuant to the terms of this Agreement for Sellers’ Representative’s review and comment at least forty-five (45) days prior to the due date for the filing of each such Tax Return, including extensions, or such shorter period as is commercially reasonable. Not later than twenty (20) days after Buyer has provided a draft Tax Return, Sellers’ Representative will notify Buyer of the existence of any objection, specifying in reasonable detail the nature and basis of the objection that Sellers’ Representative may have to any item set forth on the draft Tax Return. Buyer (on behalf of itself and the Acquired Companies) and Sellers’ Representative agree to consult and resolve in good faith any objection. If the objection cannot be resolved within five (5) days after delivery of such notice, the parties will submit the dispute for resolution to the Independent Accountants pursuant to the procedures set forth in Section 2.4.3. If the Independent Accountants cannot resolve such dispute no later than five (5) days prior to the due date for filing the relevant Tax Return, Buyer will cause the Acquired Companies to file the Tax Return in the manner proposed by Buyer; except that if the dispute is ultimately resolved by the Independent Accountants in favor of Sellers’ Representative, Buyer will cause the relevant Acquired Company to file an amendment to the Tax Return consistent with the Independent Accountants’ determination. Except as otherwise required by Law or to avoid the imposition of penalties, all such Tax Returns will be prepared consistent with past practices.
9.2.3    Tax Treatment. Buyer and its Affiliates, each Acquired Company and the Seller agree to treat, for U.S. federal income Tax purposes, the purchase of the LLC Interests as (a) with respect to the Seller, the Seller shall be deemed to sell, in a taxable sale, the Company’s assets in exchange for the amounts paid in respect of the LLC Interests pursuant to this Agreement, and (b) with respect to Buyer, Buyer shall be deemed to acquire, by taxable purchase, all such assets of the Company in exchange for the amounts paid in respect of the LLC Interests pursuant to this Agreement. Except as otherwise required by Law, specifically set forth in this Agreement, or to avoid the imposition of penalties, without prior written consent of Sellers’ Representative (which consent shall not be unduly withheld, conditioned or delayed), none of Buyer, any Acquired Company or any Affiliate thereof will (i) make any election with respect to any Pre-Closing Tax Period, (ii) change the Tax treatment of any item on a Tax Return filed after the Closing Date as compared to the treatment of that item on a Tax Return filed by the Acquired Companies prior to the Closing, or (iii) file any amended Tax Return or propose or agree to any adjustment of any item with the Internal Revenue Service or any other Taxing Authority with respect to any Pre-Closing Tax Period, if in any such case that action would have the effect of increasing the Seller’s responsibility for any Taxes or reducing any Tax benefit of the Seller.
9.2.4    Tax Elections. The Seller and Buyer agree with respect to filing of Tax Returns (in each case to the extent applicable): (a) to treat any income Tax deductions permitted under applicable Law resulting from the payment of any Selling Expenses and any Transaction Bonuses, and the payment of Repaid Closing Indebtedness (including any deductions for financing fees), as occurring on the Closing Date; and (b) to make (and cause the Acquired Companies to make) the election under Revenue Procedure 2011-29 to apply the seventy percent (70%) safe-harbor to any “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f), including the investment banking fees paid to William Blair & Company, L.L.C.
9.3    Controversies. If any Taxing Authority issues to any Acquired Company or any of its Affiliates any written notice of any inquiries, assessments, proceedings or similar events with respect to any Seller Tax Obligations for which the Seller may be liable pursuant to the terms of this Agreement (any such inquiry, assessment, proceeding, litigation, audit or similar event, a “Tax Matter”), Buyer will notify Sellers’ Representative within ten (10) days of receipt of such notice. Buyer shall have the exclusive right to control any such Tax Matter, at its own expense; provided, however, that Sellers’ Representative may, at Sellers’ Representative’s own expense, participate in and, upon written notice to Buyer, assume the defense of any Tax Matter to the extent such Tax Matter relates solely to a Tax period ending on or prior to Closing Date. Sellers’ Representative will not enter into any settlement of, or otherwise compromise, any Tax Matter for which Sellers’ Representative assumes the defense to the extent that such settlement or compromise is reasonably expected to adversely affect the Tax liability of Buyer, the Acquired Companies or any Affiliate of the foregoing for a Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. Sellers’ Representative will keep Buyer informed with respect to the commencement, status, and nature of any Tax Matter that Sellers’ Representative is controlling, and will, in good faith, allow Buyer to consult with Sellers’ Representative regarding the conduct of or positions taken in any such Tax Matter. If Sellers’ Representative does not (or cannot, under the terms of this Agreement) assume the defense of a Tax Matter, Buyer will keep Sellers’ Representative informed of the progress of that Tax Matter from time to time and will consult with Sellers’ Representative with respect to that Tax Matter. Neither Buyer nor any of the Acquired Companies will have the right to settle (or to consent to the settlement or compromise of) that Tax Matter without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned, or delayed, if the settlement or compromise would cause the Seller to be responsible for any part of the settlement amount to be paid with respect to that Tax Matter.
9.4    Cooperation. In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Acquired Companies for all Pre-Closing Tax Periods, the parties will cooperate fully with each other, including the furnishing or making available during normal business hours of records, information, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably relevant or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Buyer and Sellers’ Representative will, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
9.5    Allocation of Purchase Price. The consideration paid for the LLC Interests hereunder and the liabilities (to the extent included in amount realized for federal income Tax purposes) of the Company will be allocated among the assets of the Company in accordance with their fair market values determined using the methodology set forth in Section

9.5 of the Disclosure Letter (the “Allocation Schedule”) (which schedule will be adjusted to reflect changes in the Purchase Price in accordance with Section 2.4.5) and Section 1060 of the Code, as applicable). Buyer, the Seller and each of their respective Affiliates will file all Tax Returns in a manner consistent with the Allocation Schedule, and none of the parties will voluntarily take any position inconsistent with the Allocation Schedule in any inquiry, assessment, action, proceeding, audit or similar event relating to Taxes.
9.6    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), and all conveyance fees, recording charges and other such charges, in each case incurred in connection with this Agreement will be paid (a) one half by Sellers’ Representative (on behalf of all Seller Parties) and (b) one half by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Sellers’ Representative will cause the Seller and all other Affiliates of the Seller to join in the execution of any such Tax Returns and other documentation.
9.7    Tax Sharing Agreements. All Tax allocation, sharing, reimbursement or similar agreements with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, Buyer and the Acquired Companies shall not be bound thereby or have any Liability thereunder.
ARTICLE 10
Certain Definitions
When used in this Agreement, the following terms in all of their tenses, cases and correlative forms will have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:
“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.
“Accounting Policies” means GAAP (consistently applied by the Acquired Companies) and, to the extent consistent with GAAP, the accounting methodologies, practices, estimation techniques, assumptions, policies and principles used by the Company to prepare the Unaudited Financial Statements. For the avoidance of doubt, in no event shall changes to GAAP that occur after the Closing Date be given effect for purposes of the Accounting Policies.
“Acquired Companies” means the Company collectively with each of its direct or indirect subsidiaries, including A.P.S. (Holdings) Limited, Polyrol Limited, Automated Packaging Systems Limited (together with its German branch), APS Verwaltungs - GmbH, Automated Packaging Systems GmbH & Co. KG, Automated Packaging Systems Southeast Asia Co., Ltd., Automated Packaging Systems Comercial e Importação do Brasil Ltda, Automated Packaging Systems Europe (together with its French branch), Automated Packaging Systems Japan Ltd., Automated Packaging Systems Asia Holding Company Limited, KRIS Automated Packaging Systems Holding Company, Polyrol Packaging Systems, LLC (and its predecessor, Polyrol Packaging Systems, Inc.), Malvern

Ltd., and any Subsidiary of any of the foregoing, and each such Person may be referred to herein individually as an “Acquired Company”. Notwithstanding the foregoing, the India JV shall not be considered an Acquired Company.
“Acquisition Balance Sheet” is defined in Section 4.5(a).
“Acquisition Transaction” is defined in Section 8.3(a).
“Actuarial Statement” is defined in Section 2.4.4(a).
“Adjustment Escrow Amount” means Twenty-Five Million Dollars ($25,000,000).
“Affiliate” of a specified Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person, and, if the specified Person is a natural person, any of that Person’s parents, brothers, sisters, spouse or children. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting capital stock or equity interests, by Contract, or otherwise.
“Agreement” means this Equity Purchase Agreement, as may be amended from time to time in accordance with the terms hereof.
“Allocation Schedule” is defined in Section 9.5.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act, the U.K. Proceeds of Crime Act 2002, the U.K. Criminal Finances Act 2017 or any other applicable anti-bribery or anti-corruption Law.
“Antitrust Approvals” is defined in Section 6.1(a).
“Audited Financial Statements” is defined in Section 4.5(a).
“Authorized Action” is defined in Section 8.2.6(c).
“Automated Packaging Systems Pension Plan” means the defined benefit pension plan with Scottish Widows provided by Automated Packaging Systems Limited.
“BIS” means the U.S. Department of Commerce, Bureau of Industry and Security.
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Cleveland, Ohio are authorized or obligated pursuant to Law to be closed.
“Buyer” is defined in the preamble of this Agreement.
“Buyer Ancillary Agreements” is defined in Section 5.1(b).

“Buyer Disclosure Letter” is the confidential disclosure letter, dated as of the date hereof, delivered by Buyer to the Seller Parties in connection with the execution and delivery of this Agreement.
“Buyer’s Actuary” is defined in Section 2.4.4(a).
“Calfee” is defined in Section 8.5.1.
“Calfee Clients” is defined in Section 8.5.1.
“Closing” and “Closing Date” are defined in Article 7.
“Closing Cash” means, without duplication, the unrestricted, cash and cash equivalents and marketable securities held by the Acquired Companies, on a consolidated basis, as of immediately prior to the Closing, plus all uncleared checks, wire transfers and drafts presented by the Acquired Companies for deposit but not yet credited to deposit accounts of the Acquired Companies, minus any cash overdraft amounts and the amounts of issued but uncleared checks, wire transfers and drafts written or issued against any accounts of the Acquired Companies, in all cases calculated in accordance with GAAP, consistently applied, as of immediately prior to the Closing, but excluding any cash or cash equivalents that are subject to restrictions or limitations on use or distribution or otherwise restricted for a particular use, purpose or event and not available for general corporate use. Closing Cash will be determined without giving effect to the transactions contemplated hereby. The fact that a portion of the Closing Cash may be contained in a bank account(s) outside of the United States shall not, in and of itself, be deemed to mean that such portion of the Closing Cash is subject to any “restrictions” or “limitations” described above.
“Closing Cash Payment” is defined in Section 2.3(c)(i).
“Closing Certificate” is defined in Section 2.3(a).
“Closing Certificate Delivery Date” means the date on which the Closing Certificate is delivered by the Company to Buyer in accordance with Section 2.3(a).
“Closing Indebtedness” means, without duplication, the Indebtedness of the Acquired Companies, on a consolidated basis, as of immediately prior to the Closing.  For the avoidance of doubt, (a) Closing Indebtedness will be determined without giving effect to the transactions contemplated hereby, (b) Closing Indebtedness shall not include any amounts to the extent included in Selling Expenses, Transaction Bonuses or Working Capital, in each case, as finally determined, and (c) in respect of the Terminating Plans, the Surviving Plans and the Restricted Share Arrangements, to the extent not satisfied prior to Closing or satisfied by Seller pursuant to Section 8.6.3, Closing Indebtedness shall include Indebtedness of the Acquired Companies or Buyer related to (i) the underfunding or under-accrual of liabilities related to such Plans on the Financial Statements (provided that, with respect to the Automated Packaging Systems Pension Plan, “Indebtedness” shall include all liability on a winding up section 75 and 75A Pension Act 1995 as amended annuity buy out basis, as determined in accordance with Section 2.4.4, reduced by the assets of, or set aside for, the Automated Packaging Systems Pension Plan as of the Closing Date, and shall exclude any costs associated with winding up such Plan), (ii) any fees, costs or expenses incurred or to be incurred in the winding-up, termination and paying out of the Terminating Plans and the Restricted Share Arrangements, to the extent not paid prior to Closing or satisfied by Seller pursuant to Section 8.6.3, (iii) any employment-related taxes incurred or to be incurred in the paying out of the DICS, and (iv) administrative fees, costs and expenses incurred or to be incurred in the administration of the Terminating Plans and the Restricted Share Arrangements, to the extent not paid prior to Closing or satisfied by Seller pursuant to Section 8.6.3.
“Closing Working Capital” means the Working Capital of the Acquired Companies, on a consolidated basis, as of immediately prior to the Closing. Closing Working Capital will be determined without giving effect to the transactions contemplated hereby.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Collective Bargaining Agreement” means any collective bargaining agreement, labor Contract or other Contract with any labor union, works council or employee organization.
“Company” is defined in the preamble of this Agreement.
“Company Ancillary Agreements” is defined in Section 4.1(b).
“Company Assets” is defined in Section 4.11(g).
“Company Intellectual Property” means all Intellectual Property owned, or purported to be owned, by each Acquired Company, in whole or in part.
“Company IP Registrations” is defined in Section 4.12(a).
“Company’s Knowledge” or similar formulation means (a) the actual knowledge of Clifford A. Brehm, Daryl D. Manzetti, David E. Goessler, Chris Rempe, Gary Starks, Tim Braithwaite, Edward Hubbard and Peter R. Wylie and (b) the knowledge that would be reasonably expected to be obtained by the Persons listed in clause (a) after a reasonable inquiry concerning the matter at hand.
“Company Licensed Intellectual Property” means all Intellectual Property licensed to the Company by any third party.
“Confidentiality Agreement” is defined in Section 8.2.3.
“Contingent Obligations” means the maximum amount of any (a) deferred purchase price, contingent payment obligations or similar payments (including with respect to purchase price adjustment mechanisms or holdbacks), (b) earn-out obligations and (c) bonuses (including sale event, transaction, incentive compensation and retention bonuses), deferred compensation, success fees, severance and other payment obligations (including any associated withholding Taxes or any other Taxes required to be paid by an Acquired Company), in each case, owing, or potentially owing, from any Acquired Company to any third party (including any current or former employees, directors, managers, independent contractors or agents) and issued or entered into in connection with any acquisition or other business combination transaction undertaken by any Acquired Company prior to the Closing Date.
“Contract” means any legally binding contract, agreement, lease or license, but specifically excluding quotes and responses to requests for proposals to the extent the same are not legally binding.
“Contractor” means any current or former consultant, individual independent contractor, staffing agency or advisory board member of an Acquired Company.
“DICS” is defined in Section 8.6.3.
“Disclosure Letter” is the confidential disclosure letter, dated as of the date hereof, delivered to Buyer in connection with the execution and delivery of this Agreement.
“Disposal,” “Storage,” and “Treatment” have the meanings assigned them at 42 U.S.C. § 6903(3), (33) and (34), respectively.
“Effective Time” is defined in Article 7.
“Employee Listing” is defined in Section 4.8(b).
“Enforceability Exceptions” is defined in Section 3.3(a).
“Environment” means soil, surface waters, groundwater, drinking water, land, stream, sediments, surface or subsurface strata, natural resources, indoor air or ambient air.
“Environmental Claim” means any written claim, action, cause of action, investigation or notice by any Person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, generation, Treatment, Storage, Environmental Release, Disposal (or arrangement for Disposal), handling, or transport of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by any Acquired Company, or (b) circumstances forming the basis of any violation, or alleged violation, of, or liability under, any Environmental Law by any Acquired Company.
“Environmental Law(s)” means any Law concerning pollution, the protection of the Environment or human health or worker safety (to the extent such worker safety Law relates to exposure to or management of Hazardous Materials), threatened or endangered species, or Hazardous Materials.
“Environmental Release” means any actual release, Threat of Environmental Release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the Environment or into, on, under, or from any property or structure, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” is defined in Section 4.9(b)(i).
“Escrow Agent” means KeyBank, N.A.
“Escrow Agreement” means the Escrow Agreement among the Escrow Agent, Buyer and Sellers’ Representative, in the form attached hereto as Exhibit B.
“ESOP” means The Automated Packaging Systems, Inc. Employees’ Stock Ownership Trust and Plan.
“ESOP Amendment” is defined in Section 8.6.4(a).
“ESOP Trust” means the trust established under the ESOP for purposes of holding the ESOP’s assets.
“ESOP Trustee” means Alerus Financial, N.A., solely in its capacity as trustee of the ESOP Trust.
“Estimated Closing Cash” is defined in Section 2.3(a).
“Estimated Closing Indebtedness” is defined in Section 2.3(a).
“Estimated Closing Working Capital” is defined in Section 2.3(a).
“Estimated Purchase Price” is defined in Section 2.3(a).
“Estimated Selling Expenses” is defined in Section 2.3(a)
“Estimated Transaction Bonuses” is defined in Section 2.3(a).
“Export Approvals” means export and import licenses, license exceptions, and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any governmental entity required for: (a) the import, export, and re-export of products, services, software and technologies and (b) releases of technologies and software to and from foreign nationals located in the United States and abroad.
“Fairness Opinion” is defined in Section 8.6.4(e).
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.
“Final Adjustment Statement” is defined in Section 2.4.5.
“Final Post-Closing Adjustment” is defined in Section 2.4.5.
“Financial Statements” is defined in Section 4.5(a).

“Fraud” means intentional common law fraud with respect to the making of the representations and warranties and covenants contained in this Agreement.
“Fundamental Representations” means Sections 3.1 (Organization, Authority; Capacity and Representation), 3.2 (Ownership of Shares), 3.3 (Execution and Delivery; Enforceability), 3.6 (Brokerage), 4.1(b) and (c) (Authority; Enforceability), 4.2 (Capitalization), 4.9(d) (Employee Benefit Plans and Other Compensation Arrangements) and 4.20 (Brokerage).
“FX Rate” will be determined by reference to the Bloomberg L.P. (or its successor) screen entitled “USDXXX <Curncy> HP” as of the applicable date (except, where the applicable date is not a trading day, as of the most recent trading day), with XXX representing the applicable currency symbol being paired with the U.S. dollar, using the closing “Last Price” rate posted at or after 5:00 p.m. Eastern Time of such date.
“GAAP” means generally accepted accounting principles as in effect in the United States as of the applicable time.
“Governmental Authority” means any U.S. federal, state, local or non-U.S. government, political subdivision thereof, or any agency or instrumentality of any such government or political subdivision (including any agency body, commission, department, regulatory authority or administrative authority), or any self-regulated organization or other non-governmental regulating authority (to the extent that the rules, regulations or orders of that authority have the force of law), or any arbitrator, tribunal, judicial body or court of competent jurisdiction.
“Hazardous Material” means chemicals, pollutants, contaminants, waste, substance, material, or any hazardous or toxic (or words of similar import) constituent thereof, defined, characterized, designated, regulated, or for which standards of care are established under any Environmental Law, including petroleum or petroleum-derived products, asbestos in any form, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.
“HSR Filing” is defined in Section 8.1.3(b).
“Indebtedness” means, with respect to any Person and without duplication, as at any date of determination thereof, all obligations (other than, with respect to the Acquired Companies, intercompany obligations between the Acquired Companies) in respect of such Person for: (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including (i) obligations with respect to principal, accrued but unpaid interest, and applicable premiums and penalties or fees, costs and expenses relating thereto, (ii) other payment obligations and amounts due that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter and (iii) amounts outstanding under overdraft facilities); (b) the deferred payment obligation for purchase of property, goods or services, including Contingent Obligations; (c) any indebtedness evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) capital lease obligations; (e) any interest rate currency or other financial hedging, swap or similar agreements, to the extent payable, if terminated; (f) any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond or similar credit transaction but only to the extent any such instrument has been drawn upon and/or a payment obligation has arisen thereunder and is outstanding as of such date of determination; (g) deferred compensation liability; (h) post-retirement medical liabilities (other than with respect to the Terminating Plans to the extent that such liabilities are covered under clause (i) or are satisfied pursuant to Section 8.6.3); (i) liabilities in respect of the Terminating Plans and the Surviving Plans (provided that, with respect to the Automated Packaging Systems Pension Plan, “Indebtedness” shall include all liability on a winding up section 75 and 75A Pension Act 1995 as amended annuity buy out basis, as determined in accordance with Section 2.4.4, reduced by the assets of, or set aside for, the Automated Packaging Systems Pension Plan as of the Closing Date, and shall exclude any costs associated with winding up such Plan), in each case to the extent not satisfied prior to Closing or satisfied by Seller pursuant to Section 8.6.3; (j) with respect to the Acquired Companies, declared or accrued but unpaid dividends in respect of any securities of the Acquired Companies; (k) all Seller Tax Obligations (less the amounts of any Tax refunds in respect of Pre-Closing Tax Periods that are actually received by the Acquired Companies after the Effective Time but prior to the date on which the Final Adjustment Statement becomes final in accordance with Section 2.4.5); (l) in the case of the Acquired Companies, any amounts owed by an Acquired Company to (i) any Stockholder or Related Person of any Stockholder, other than compensation and benefits accrued as a liability on the Final Adjustment Statement or (ii) a third Person incurred by or for the primary benefit of any Stockholder or Related Person of any Stockholder; (m) capital expenditure invoices in accounts payable (but which were removed from accounts payable for purposes of calculating Working Capital); (n) bonus and commission payables (including regular bonuses, sales quota bonuses and commissions, including commission to directs and distributors), but excluding, in all cases, North America commission payables; (o) the aggregate amount by which any 2018 deferred, budgeted capital expenditures, as set forth on Section 10(a) of the Disclosure Letter, that have not been made and paid as indicated prior to Closing exceeds $1,200,000; (p) any liabilities associated with items set forth on the Repair List (as such term is defined in the Lease Term Sheet) that are not completed to Buyer’s reasonable satisfaction prior to the Closing; (q) any reserve or contingency on any Acquired Company’s balance sheet for legal matters; (r) liabilities in respect of the Restricted Share Arrangements to the extent not satisfied by Seller pursuant to Section 8.6.3; (s) any indebtedness of a Person of a type that is referred to in clauses (a) through (r) above and for which any Acquired Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or obligation to supply or invest any funds or assure any creditor against loss in connection thereto; and (t) all accrued interest, fees, costs, premiums, expenses, reimbursements, breakage costs, penalties or the employer portion of any payroll Taxes, if any, and all other amounts payable at or as a result of the Closing in connection with any of the foregoing.
“Independent Accountants” is defined in Section 2.4.3.
“India JV” means KRIS Automated Packaging Systems Private Limited, an India private limited company.
“Insurance Policy” is defined in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (b) trademarks, service marks, trade dress, logos, trade names, corporate names, doing business as names and fictitious names, and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) internet domain names and social media account or user names, whether or not the same are considered trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto; (e) mask works and applications, registrations and renewals in connection therewith; (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”); (g) Software; (h) plans, drawings, designs (including machinery and equipment design), architectural plans and specifications; (i) all other intellectual or industrial property and proprietary rights (including fabrication, assembly or production processes), including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions; and (j) copies and tangible embodiments and expressions thereof (in whatever form or medium).
“Inventory” means all inventories owned by the Acquired Companies, including raw material, work in process, finished products, goods, spare parts, replacement and component parts, goods in transit and inventory on consignment.
“Landlord” is defined in Section 6.1(f)(xviii).
“Law” means any federal, state, regional, local or foreign law, common law, statute, ordinance, code, treaty, rule, regulation, order or requirement of any Governmental Authority or any similar provisions having the force or effect of law.
“Lease Term Sheet” is defined in Section 6.1(f)(xviii).
“Leased Real Property” is defined in Section 4.11(b).
“Leases” is defined in Section 4.11(b).
“Licenses” is defined in Section 4.12(b).
“Lien” means any lien (including mechanic’s and materialman’s liens), charge, mortgage, pledge, deed of trust, easement, encumbrance, security interest, matrimonial or community interest, tenancy by the entirety claim, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim, judgment, encumbrance or any other title defect or restriction of any kind or any agreement to enter into or create any of the foregoing.

“LLC Interests” is defined in the Recitals to this Agreement.
“Made Available” means Sellers’ Representative, the Seller, any Seller Party, the Company or their respective Affiliates or representatives have posted such information or documentation to the “Project Golden Flash” virtual data room hosted by Intralinks (including the “Project Golden Flash” Clean Room), in each case prior to the date hereof and included in the USB drive referenced in Section 6.1(f)(xiii).
“Material Adverse Effect” means any change, event, circumstance, development, occurrence or effect that individually or taken together with any other change, event, circumstance, development, occurrence or effect is, or would reasonably be expected to, (a) have a material adverse effect on the business, operations, condition (financial or otherwise) properties, assets, liabilities or results of operations of the Acquired Companies taken as a whole, or (b) prevent, materially delay or materially impede the consummation of the transactions contemplated by, or the obligations of any party under, this Agreement; except that, with respect to clause (a) only, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, or would reasonably expected to be, a “Material Adverse Effect”: (i) changes in business or economic conditions affecting the economy generally; (ii) changes in stock markets or credit markets; (iii) changes in Tax rates, Law or GAAP, or the enactment or implementation of any new Law or Tax, in each case, after the date hereof; (iv) any event as to which Buyer has provided written consent hereunder; (v) natural disasters, acts of war, sabotage, terrorism, hostilities, military action or any escalation or worsening thereof; (vi) any failure of the Acquired Companies to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period (it being understood that the facts and occurrences giving rise or contributing to that failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Material Adverse Effect); or (vii) the identity of Buyer or any of its Affiliates as the purchaser of the Acquired Companies; provided, however, that with respect to the foregoing clauses (i), (ii), (iii) and (v), any such event, change, development, circumstance or effect may be taken into account in determining whether there has been or is a “Material Adverse Effect” to the extent (but only to the extent) it disproportionately impacts the business, liabilities, assets, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, in comparison to other participants in the same industry in which the Acquired Companies operate.
“Material Contracts” is defined in Section 4.13(b).
“Material Customers” is defined in Section 4.19.
“Material Suppliers” is defined in Section 4.19.
“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.
“Off-the-Shelf Software” means off-the-shelf computer software, as that term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis.

“Open Source Materials” means Software, coding and other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).
“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.
“Organizational Documents” means the articles of incorporation, articles of organization, certificate of incorporation, limited partnership agreement, limited liability company agreement, operating agreement, code of regulations and by-laws (or equivalents thereof) and other governing documents of any corporation, limited liability company, partnership, trust, unincorporated association or other entity or organization (including, with respect to any Plan, the Plan document).
“OSS Triggering Manner” means use of Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Company Intellectual Property, including requiring that any (a) source code of any Company Software be disclosed or distributed, (b) Company Intellectual Property or Company Software be licensed for any purpose, including for the purpose of making derivative works, or (c) Company Intellectual Property or Company Software be redistributable at no charge.
“Owned Real Property” means all real property owned by the Acquired Companies, together with all improvements, buildings and fixtures located thereon and appurtenant rights and interests associated therewith.
“Pension Plan Actuary” is defined in Section 2.4.4(a).
“Pensions Regulator” means the U.K. regulator of work based pension schemes.
“Permits” is defined in Section 4.10(b).
“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, which are not due and payable or are being contested in good faith by an Acquired Company by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, consistently applied, and are reflected on the Acquisition Balance Sheet (or on the books and records of the Acquired Companies if after the date of the Acquisition Balance Sheet); (b) Liens arising under original purchase price conditional sales contracts and equipment leases for personal property with third parties entered into in the ordinary course of business and under which the Acquired Companies are not in default; (c) Liens arising by operation of Law, including Liens arising by virtue of rights of customers, suppliers and subcontractors in the ordinary course of business under general principles of commercial Law; (d) Liens for current Taxes and utilities not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, consistently applied, and are reflected on the Acquisition Balance Sheet (or on the books and records of the Acquired Companies if after the date of the Acquisition Balance Sheet); (e) Liens expressly set forth in the Leases set forth in Section 4.11(b) of the Disclosure Letter and any Liens associated with the interest of any landlord or sublandlord thereto; (f) easements, covenants, rights-of-way and other similar restrictions or conditions of record or which would be shown by a current accurate survey of any of the Owned Real Property; (g): (i) zoning, building and other similar restrictions imposed by applicable Laws, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Acquired Companies have easement rights or, with respect to any Leased Real Property, under any lease or subordination or similar agreements relating thereto, and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions on the Real Property, none of which, individually or in the aggregate, for this clause (g) materially impairs the continued use and operation of the Real Property as currently conducted; and (h) Liens securing the Repaid Closing Indebtedness, which Liens will be released in full upon payment of the Repaid Closing Indebtedness at the Closing.
“Person” means an individual, a corporation (including any not for profit corporation), a limited liability company, a partnership (general or limited), joint venture, estate, trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization. References to a Person are also to its permitted successors and assigns.
“Personal Information” is defined in Section 4.22(a).
“Plans” is defined in Section 4.9(a).
“Post-Closing Tax Period” means (a) any taxable period that begins after the Closing Date, and (b) in the case of a Straddle Period, the portion of the Straddle Period that begins immediately after the Closing Date.
“PPACA” means the Patient Protection and Affordable Care Act of 2010, as amended.
“Pre-Closing Period” is defined in Section 8.1.1.
“Pre-Closing Income Tax Returns” is defined in Section 9.2.1.
“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date.
“Pre-Closing Transactions” is defined in the Recitals to this Agreement.
“Preliminary Adjustment Statement” is defined in Section 2.4.1.
“Preliminary Post-Closing Adjustment” is defined in Section 2.4.1.

“Privacy Laws” is defined in Section 4.22(a).
“Proceeding” means any litigation, action (whether in contract, tort, equity or otherwise), suit, proceeding, claim, demand, charge, arbitration, mediation or audit.
“Purchase Price” is defined in Section 2.2.
“Real Property” means all Owned Real Property and Leased Real Property.
“Related Person” is defined in Section 4.17.
“Repaid Closing Indebtedness” is defined in Section 2.3(c)(iv).
“Representation and Warranty Policy” means the representation and warranty insurance policy acquired by Buyer in connection with the transactions contemplated by this Agreement and attached hereto as Exhibit C.
“Respective Shares” means, with respect to any Stockholder, the Shares of the Seller that such Stockholder is the record owner, as set forth in Section 10(b) of the Disclosure Letter.
“Restricted Share Arrangements” is defined in Section 8.6.3.
“Restrictive Covenant Agreements” means those certain Restrictive Covenant Agreements, dated as of the date hereof and effective as of the Closing Date, between each Seller Party (other than the ESOP), on the one hand, and Buyer, on the other hand.
“Sale Engagement” is defined in Section 8.5.1.
“Seller” is defined in the preamble of this Agreement.
“Seller Ancillary Agreements” is defined in Section 3.1(c).
“Seller Parties” is defined in the preamble to this Agreement.
“Seller Releasor” is defined in Section 8.4.
“Seller Tax Obligations” is defined in Section 9.1.
“Sellers’ Account” is defined in Section 2.3(c)(i).
“Sellers’ Representative” is defined in the preamble of this Agreement.
“Sellers’ Representative Holdback Amount” means Five Million Dollars ($5,000,000).
“Selling Expenses” means, without duplication, all of the fees, disbursements, commissions, costs and expenses incurred by the Acquired Companies in connection with the exploration, preparation, negotiation, execution and delivery of this Agreement and the consummation or performance of the transactions contemplated hereby and/or related to the solicitation of any other potential buyers of the Acquired Companies, or consideration of strategic alternatives, including the following: (a) all brokers’, finders’, investment bankers’ and other advisory fees (including those owed to William Blair & Company, L.L.C.), (b) fees and expenses of legal counsel (including those owed to Calfee), accountants, consultants and other advisors, and (c) fifty percent (50%) of the fees payable to the Escrow Agent under the Escrow Agreement, in each case, to the extent those fees, expenses and payments have not been paid prior to Closing. For the avoidance of doubt, Selling Expenses shall not include any amounts to the extent included in Closing Indebtedness, Transaction Bonuses or Closing Working Capital, in each case, as finally determined.
“Shareholder Approval Requirement” is defined in Section 6.1(f)(xiv).
“Shares” is defined in Section 4.2(a).
“Software” means, as they exist anywhere in the world, computer software programs, operating systems, diagnostics, development tools, embedded systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof.
“Stockholder” is defined in the preamble to this Agreement.
“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” and “Subsidiaries” means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity interests or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by that subject Person, or any Person of which that subject Person otherwise has the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.
“Surviving Plans” means the DICS, the U.K. Pension Plans and any other non-U.S. pension Plans retained by the Acquired Companies, or transferred to Buyer or its Affiliates post-Closing.
“Tax” or “Taxes” means: (a) any and all federal, state, provincial, local, non-U.S. and other taxes, levies, fees, imposts, duties, and similar governmental charges of any kind whatsoever (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, gross receipts, franchise, or profits, and (ii) license, payroll, employment, escheat, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem capital gains, goods and services, branch, utility, production and compensation taxes; and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by contract, or from any written obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Matter” is defined in Section 9.3.
“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof required to be filed with any Taxing Authority with respect to Taxes.
“Taxing Authority” means any U.S. or non-U.S. national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Terminating Plans” is defined in Section 8.6.3.
“Termination Date” is defined in Section 8.1.4(d).
“Threat of Environmental Release” means a reasonable likelihood of an Environmental Release that would reasonably be expected to require action in order to prevent or mitigate damage to the Environment or the health of any Person that may result from such Environmental Release.
“Trade Secrets” is defined in the definition of “Intellectual Property.”
“Transaction Bonuses” means, without duplication, all bonuses (including sale event, transaction, deferred compensation and retention bonuses), change-of-control payments, phantom equity payouts, payments under any stock appreciation rights plan, payments in respect of equity-based awards (including vested and unvested payments), “stay-put”, retention, severance, incentive or other similar payments, plus, in each case, any associated withholding taxes or any Taxes required to be paid by any Acquired Company with respect thereto) that become payable by any Acquired Company (but only to the extent any such payments are triggered prior to or at the Closing, even if payable after the Closing), directly or indirectly, as a result of or in connection with the consummation of the transactions contemplated herein, but excluding, for all purposes, any severance payments triggered by actions taken by Buyer or by any Acquired Company at Buyer’s direction. For the avoidance of doubt, Transaction Bonuses shall (i) not include any amounts to the extent included in Closing Indebtedness, Selling Expenses or Closing Working Capital, in each case, as finally determined and (ii) include any such amounts described in this definition payable to, for the benefit of, or in respect of the following Persons: Bernard Lerner, Hershey Lerner, Matthew Lerner and Jane T. Hubben.
“Transferred Employees” is defined in Section 8.6.1.
“TULRC Act” means the Trade Union and Labour Relations (Consolidation) Act 1992.
“Unaudited Financial Statements” is defined in Section 4.5(a).
“U.K. Pension Plans” means the Automated Packaging Systems Pension Plan (formerly known as the Savon Holdings Limited Pension & Life Assurance Scheme and the Viking Packaging

Group plc Pension & Life Assurance Scheme), and the personal pension plans with Aviva, Royal Life, Standard Life, Prudential and Scottish Widows.
“U.K. Plans” means any Plan sponsored, maintained or provided by Automated Packaging Systems Limited.
“U.S. Restricted Person List” means (a) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identification List, each maintained by OFAC, (b) the Denied Persons, Entity, and Unverified Lists, maintained by BIS, (c) the Debarred List, maintained by the U.S. Department of State, and (d) persons identified by the U.S. Department of State as subject to sanctions by the U.S. Government for engaging in activities relating to proliferation, terrorism, or Iran.
“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended.
“Working Capital” means, in each case on a consolidated basis, (a) the sum of the Acquired Companies’ current assets, excluding (i) Closing Cash and (ii) any Seller Tax Obligations (current, deferred or otherwise), minus (b) the sum of the Acquired Companies’ current liabilities, excluding (i) Indebtedness, (ii) any Seller Tax Obligations (current, deferred or otherwise), (iii) Transaction Bonuses and (iv) Selling Expenses; in all cases, calculated in accordance with the Accounting Policies, and consistent with the methodologies shown on the illustrative calculation of Working Capital as of December 31, 2018, which is attached as Exhibit A hereto. Working Capital will be determined without giving effect to the transactions contemplated hereby and will not include a deduction for issued but uncleared checks, wire transfers and drafts written or issued by the Acquired Companies as of the Closing Date (which will be included in the calculation of Closing Cash).
“Working Capital Target” means Fifty-Seven Million Nine Hundred Thousand Dollars ($57,900,000).
ARTICLE 11
Construction; Miscellaneous Provisions
11.1    No Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any other Seller Ancillary Agreement, Company Ancillary Agreement or Buyer Ancillary Agreement will not survive beyond the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any party or any Affiliate of any of the foregoing, and there will be no liability in respect thereof, whether that liability has accrued prior to or after the Closing, on the part of any party or any Affiliate of any of the foregoing, except for (a) claims of Fraud, (b) those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing (which shall survive in accordance with their respective terms, until performed or otherwise), (c) Article 2 and (d) Article 11. Notwithstanding anything contained herein to the contrary, to the extent that a party has delivered written notice to another party with respect to a breach of a covenant or agreement prior to the date on which such party’s right to be bring a claim with respective to such covenant or agreement would expire in accordance with the terms of this Section 11.1, then any such claim, and the related covenant or agreement on which such claim is based, shall survive (solely for the purposes of such claim) until such claim is fully resolved or finally judicially determined in accordance with the provisions of this Agreement.
11.2    Notices. Any notices, reports, demands, claims and other communications hereunder to be given or delivered pursuant to this Agreement will be ineffective unless given or delivered in writing, and will be given or delivered in writing as follows:
(a)    If to Buyer or the Company (after the Closing):
c/o Sealed Air Corporation
2415 Cascade Pointe Blvd.
Charlotte, North Carolina 28208
Attention: Angel Willis
Email: angel.willis@sealedair.com

With a copy (which shall not constitute notice) to:
K&L Gates LLP
Hearst Tower
214 North Tryon Street, 47th Floor
Charlotte, NC 28202
Attention: Kevin Stichter
Email: kevin.stichter@klgates.com

(b)	If to Sellers’ Representative or the Seller Parties or any Seller Party:
APS Holding Company, Inc.
c/o Automated Packaging Systems, Inc.
10175 Philipp Pkwy.
Streetsboro, Ohio 44241-4706
Attention: Clifford A. Brehm
Email: cliff.brehm@autobag.com

With a copy (which shall not constitute notice) to:
Calfee, Halter & Griswold LLP
The Calfee Building
1405 East Sixth Street
Cleveland, Ohio 44114
Attention: Stephen P. Kresnye
E-Mail: skresnye@calfee.com

and to:

Ballard Spahr LLP
2000 IDS Center, 80 South 8th Street
Minneapolis, Minnesota 55402-2119
Attention: Robert J. Hartman
E-Mail: hartmanr@ballardspahr.com

(c)	If to the Company (prior to the Closing):
Automated Packaging Systems, Inc.
10175 Philipp Pkwy.
Streetsboro, Ohio 44241-4706
Attention: Clifford A. Brehm
Email: cliff.brehm@autobag.com

With a copy (which shall not constitute notice) to:
Calfee, Halter & Griswold LLP
The Calfee Building
1405 East Sixth Street
Cleveland, Ohio 44114
Attention: Stephen P. Kresnye
E-Mail: skresnye@calfee.com

and to:

Ballard Spahr LLP
2000 IDS Center, 80 South 8th Street
Minneapolis, Minnesota 55402-2119
Attention: Robert J. Hartman
E-Mail: hartmanr@ballardspahr.com

or in any case, to any other address for a party as to which notice is given to Buyer and Sellers’ Representative in accordance with this Section 11.2. Notices so addressed will be deemed to have been duly given (i) on the first (1st) Business Day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next Business Day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, or (iii) on the date sent by electronic mail transmission, if electronically confirmed. Otherwise, notices will be deemed to have been given when actually received at the applicable address.

11.3    Entire Agreement. This Agreement, together with the Disclosure Letter and Exhibits hereto, and the Seller Ancillary Agreements, the Company Ancillary Agreements and the Buyer Ancillary Agreements, constitute the exclusive statement of the agreement among the Company, Buyer, each Seller Party and Sellers’ Representative concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning that subject matter. All prior and contemporaneous negotiations among or between any of the parties hereto are superseded by this Agreement, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein or in the Seller Ancillary Agreements, the Company Ancillary Agreements or the Buyer Ancillary Agreements, as applicable.
11.4    Modification. No amendment, modification or waiver of this Agreement or any provision hereof, including the provisions of this sentence, will be effective or enforceable unless made in a written instrument that specifically references this Agreement and that is signed by (i) in the case of an amendment or modification, Buyer, the Company and Sellers’ Representative, or (ii) in the case of a waiver, the party waiving compliance.
11.5    Jurisdiction and Venue. Each party hereto agrees that any claim relating to this Agreement will be brought in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware and the appellate courts thereof. All objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process will be made in the manner, to the party and at the address set forth in Section 11.2 of this Agreement, and service so made will be complete as stated in Section 11.2. The Seller Parties expressly acknowledge the notice and service of process to Sellers’ Representative for each of them in accordance with Section 11.2 and this Section 11.5. Notwithstanding the foregoing, any disputes between the parties that are submitted to the Independent Accountants for resolution pursuant to the terms of Section 2.4.3 will be resolved as set forth in accordance with the terms of Section 2.4.3. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right that party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) such party understands and has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.5.
11.6    Enforcement.

11.6.1    The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with that remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy.
11.6.2    Without limiting the foregoing, if the Closing does not occur because of a breach by Buyer of its obligations under this Agreement, and all of the conditions set forth in Article 6 to Buyer’s obligations have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for the breach of Buyer’s obligations under this Agreement), then either Sellers’ Representative or the Company will have the right to a court order specifically enforcing the provisions of this Agreement and to which the breach applies and, in any event, to specifically force the Closing to occur. If Sellers’ Representative or the Company brings any action to enforce specifically the performance of the terms and provisions of this Agreement by Buyer, the Termination Date will automatically be extended by (i) the amount of time during which that action is pending, plus twenty (20) Business Days or (ii) any other time period established by the court presiding over that action.
11.6.3    Without limiting the foregoing, if the Closing does not occur because of a breach by any Seller Party or the Company of its obligations under this Agreement, and all of the conditions set forth in Article 6 to the Seller Parties’ obligations have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for the breach of such Seller Party’s or the Company’s obligations under this Agreement), then Buyer will have the right to a court order specifically enforcing the provisions of this Agreement and to which the breach applies and, in any event, to specifically force the Closing to occur. If Buyer brings any action to enforce specifically the performance of the terms and provisions of this Agreement by the Seller Parties or the Company, the Termination Date will automatically be extended by (i) the amount of time during which that action is pending, plus twenty (20) Business Days or (ii) any other time period established by the court presiding over that action.
11.7    Binding Effect. This Agreement will be binding upon and will inure to the benefit of Buyer, the Company, Sellers’ Representative, each Seller Party and their respective successors and permitted assigns.
11.8    Headings. The article and section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.
11.9    Number and Gender; Inclusion; Interpretation. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including”, “include” or “includes” is intended and will be construed to mean “including, without limitation.” When a reference is made in this Agreement to an Article, Section or Exhibit, such reference will be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word “or” may be deemed to include the word “and”). Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18 is March 18, and one month following March 31 is May 1. All references to “dollars” or “$” herein are references to U.S. Dollars. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the applicable time period shall automatically be extended to the Business Day immediately following such day.
11.10    Counterparts. This Agreement and each document delivered pursuant to this Agreement may be executed by the parties in separate counterparts and by facsimile or by electronic mail with scan or attachment signature, each of which when so executed and delivered will be deemed an original, and all counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties. A facsimile, electronic or other copy of a signature will be deemed an original for purposes of this Agreement.
11.11    Third Parties. Except as may otherwise be expressly stated herein, no provision of this Agreement is intended or will be construed to confer on any Person, other than the parties hereto and their respective successors and permitted assigns, any rights hereunder.
11.12    Disclosure Letter and Exhibits. The Disclosure Letter and Exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. Any information disclosed in one section of the Disclosure Letter will be deemed to be disclosed in other sections of the Disclosure Letter and applicable to other representations and warranties to the extent that the disclosure is reasonably apparent from a reading of the disclosure item to be applicable to any other section or subsection of the Disclosure Letter and any other representations and warranties. The Disclosure Letter may include items and information that are not “material” relative to the entire business of the Acquired Companies, taken as a whole, and that inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or to further define the meaning of that term for purposes of this Agreement or otherwise.
11.13    Construction. This Agreement and the other documents contemplated herein will be deemed to have been drafted by the parties, and neither this Agreement nor any other document contemplated herein will be construed against any party as the principal draftsperson hereof or thereof. For purposes of Articles 3 and 4 (including, for the purposes of Articles 3 and 4 only, any definitions used in Articles 3 and 4), (a) reference to any legislation, legal term or concept in respect of any state or federal jurisdiction shall, in respect of any other applicable jurisdiction, be construed as reference to the legislation, legal term or concept which most closely corresponds to it in that other jurisdiction and (b) any amount expressed in US dollars shall, to the extent required to be expressed in any other currency in order to give full effect to the applicable provision of this Agreement, be deemed for that purpose to have been converted into the relevant currency immediately before the close of business on the date of this Agreement (or, if that is not a Business Day, the Business Day immediately such date).
11.14    Governing Law. This Agreement and the performance of the transaction and obligations of the parties hereunder will be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the choice-of-laws or conflict-of-laws provisions thereof.
11.15    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to that party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by that named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate or agent, attorney, advisor or representative of any such Person or any of its Affiliates will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Buyer under this Agreement of or for any claim (regardless of the legal theory under which that claim is made, whether sounding in contract or tort, or whether at law or in equity, or otherwise) based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 11.15, nothing in this Section 11.15 shall be deemed to limit the right to bring a claim in respect of Fraud.
11.16    No Assignments. No assignment or transfer (including by way of operation of law or a change in ownership of fifty percent (50%) or more of the voting power of Buyer) of all or any part of this Agreement or any right or obligation hereunder may be made by any party without the prior written consent of all other parties, and any attempted assignment or transfer without this consent is void and of no force or effect; except that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any controlled Affiliate of Buyer, but no such assignment will relieve Buyer of its obligations hereunder and (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources.
[signature pages follow]

IN WITNESS WHEREOF, Buyer, the Company, the Seller Parties and Sellers’ Representative and have executed and delivered this Equity Purchase Agreement, or have caused this Equity Purchase Agreement to be executed and delivered by their duly authorized representatives, as of the date first written above.

BUYER:
SEALED AIR CORPORATION

By:	/S/ William G. Stiehl
Name:	William G. Stiehl
Its:	Senior Vice President and Chief Financial Officer

COMPANY:
AUTOMATED PACKAGING SYSTEMS, INC.

By:	/S/ Cliff A. Brehm
Name:	Cliff A. Brehm
Its:	President

SELLER:
APS HOLDING COMPANY, INC.

By:	/S/ David E. Goessler
Name:	David E. Goessler
Its:	Treasurer
STOCKHOLDERS:

BERNARD LERNER, TRUSTEE UNDER THE BERNARD LERNER TRUST AGREEMENT DATED JANUARY 11, 1979, AS MODIFIED

By:	/S/ Bernard Lerner
Bernard Lerner, Trustee

ROY A. KRALL, TRUSTEE, CARON-TATIANA LERNER IRREVOCABLE TRUST (GRAT) OF 2018, DATED NOVEMBER 7, 2018

By:	/S/ Roy A. Krall
Roy A. Krall, Trustee

ROY A. KRALL, TRUSTEE, HERSHEY LERNER IRREVOCABLE TRUST (GRAT) OF 2018, DATED NOVEMBER 7, 2018

By:	/S/ Roy A. Krall
Roy A. Krall, Trustee

MATTHEW A. LERNER, TRUSTEE UNDER THE MATTHEW A. LERNER DECLARATION OF TRUST DATED JANUARY 30, 2014

By:	/S/ Matthew A. Lerner
Matthew A. Lerner, Trustee

DARYL D. MANZETTI, TRUSTEE OF THE BERNARD LERNER IRREVOCABLE TRUST FOR THE BENEFIT OF MATTHEW LERNER DATED JULY 28, 2011

By:	/S/ Daryl D. Manzetti
Daryl D. Manzetti, Trustee

DARYL D. MANZETTI, TRUSTEE OF THE BERNARD LERNER IRREVOCABLE TRUST FOR THE BENEFIT OF PAULA M. LERNER DATED JULY 28, 2011

By:	/S/ Daryl D. Manzetti
Daryl D. Manzetti, Trustee

MATTHEW LERNER, TRUSTEE U/T/A WITH BERNARD LERNER DATED DECEMBER 19, 1997, FBO JESSICA LERNER

By:	/S/ Matthew A. Lerner
Matthew A. Lerner, Trustee

MATTHEW LERNER, TRUSTEE U/T/A WITH BERNARD LERNER DATED DECEMBER 19, 1997, FBO DAVID LERNER

By:	/S/ Matthew A. Lerner
Matthew A. Lerner, Trustee

THOMAS DUNLAP, TRUSTEE U/T/A WITH BERNARD LERNER DATED DECEMBER 19, 1997, FBO ELIANA DUNLAP

By:	/S/ Thomas Dunlap
Thomas Dunlap, Trustee

THOMAS DUNLAP, TRUSTEE U/T/A WITH BERNARD LERNER DATED DECEMBER 19, 1997, FBO MAIA DUNLAP

By:	/S/ Thomas Dunlap
Thomas Dunlap, Trustee

DARYL D. MANZETTI, TRUSTEE UNDER THE DARYL D. MANZETTI DECLARATION OF TRUST DATED SEPTEMBER 2, 2011

By:	/S/ Daryl D. Manzetti
Daryl D. Manzetti, Trustee

CLIFFORD A. BREHM, TRUSTEE UNDER THE CLIFFORD A. BREHM DECLARATION OF TRUST DATED APRIL 19, 2012

By:	/S/ Clifford A. Brehm
Clifford A. Brehm, Trustee

ALERUS FINANCIAL, N.A., SOLELY IN ITS CAPACITY AS TRUSTEE FOR THE AUTOMATED PACKAGING SYSTEMS, INC. EMPLOYEES’ STOCK OWNERSHIP TRUST AND PLAN

By:	/S/ Nels Carlson
Name:	Nels Carlson
Its:	Managing Director

/S/ Thomas J. Dunlap
Thomas J. Dunlap

/S/ Jessica Lerner
Jessica Lerner

/S/ David Lerner
David Lerner

/S/ Maia Dunlap
Maia Dunlap

/S/ Eliana Dunlap
Eliana Dunlap

SELLERS’ REPRESENTATIVE:
APS HOLDING COMPANY, INC.

By:	/S/ David E. Goessler
Name:	David E. Goessler
Its:	Treasurer